Exhibit 10.1
Execution Version

AGREEMENT AND PLAN OF MERGER
by and among
WTH HOLDINGS, L.L.C., as Stockholder Representative,
WALLACE THEATER HOLDINGS, INC.,
REGAL ENTERTAINMENT GROUP
and
RGCS MERGER SUB, INC.

February 16, 2013

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INDEX OF EXHIBITS
Exhibit A	Certificate of Merger
Exhibit B	Form of Letter of Transmittal
Exhibit C	Calculation of Net Working Capital as of December 31, 2012
Exhibit D	Form of Escrow Agreement
Exhibit E	Form of Lessor Estoppel
Exhibit F	Form of Stockholder Approval Certificate

INDEX OF SCHEDULES
Affiliated Transactions Schedule
Authorization Schedule
Bank Accounts Schedule
Brokerage Schedule
Capital Expenditures Schedule
Capitalization Schedule
Compliance with Laws Schedule
Conduct of Business Schedule
Contracts Schedule
Developments Schedule
Employee Benefits Schedule
Employee Schedule
Environmental Schedule
Financial Statements Schedule
Governmental Consents Schedule
Indebtedness Schedule
Insurance Schedule
Intellectual Property Schedule
Landlord Approval Schedule
Leased Personal Property Schedule
Leased Real Property Schedule
Lessor Estoppel Schedule
Liens Schedule
Litigation Schedule
Organization Schedule
Owned Real Property Schedule
Required Consents Schedule
Stockholder Affidavit Schedule
Stockholders Schedule
Subsidiaries Schedule
Taxes Schedule
Theatre Level Cash Flow Schedule
Transaction Expenses Schedule

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AGREEMENT AND PLAN OF MERGER
THIS AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of February 16, 2013, is made by and among Wallace Theater Holdings, Inc., a Delaware corporation (the "Company"), WTH Holdings, L.L.C., a Delaware limited liability company, as representative of the Stockholders (in such capacity, the "Stockholder Representative"), Regal Entertainment Group, a Delaware corporation (the "Purchaser"), and RGCS Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of the Purchaser ("Merger Sub"). Capitalized terms used and not otherwise defined herein have the meanings set forth in Article XII below.
WHEREAS, the Purchaser desires to acquire 100% of the common stock, par value $0.01 per share, of the Company (the "Common Stock") in a reverse subsidiary merger transaction pursuant to which Merger Sub will merge with and into the Company on the terms and subject to the conditions set forth herein (the "Merger");
WHEREAS, the Common Stock is or will, at the time of Closing, be held by the Persons indicated on the attached Stockholders Schedule; and
WHEREAS, the respective boards of directors (or the equivalent governing bodies) of the Purchaser, Merger Sub and the Company have approved this Agreement, the Merger and the related transactions contemplated hereby, upon the terms and subject to the conditions set forth herein;
NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

THE MERGER
The Merger.
(a)    Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall merge with and into the Company in accordance with the Delaware General Corporation Law (as amended, the "DGCL"), whereupon the separate existence of Merger Sub shall cease and the Company shall be the surviving corporation (the "Surviving Corporation") and a wholly owned subsidiary of the Purchaser.
(b)    At the Closing, the Company and Merger Sub shall cause a certificate of merger substantially in the form of Exhibit A hereto (the "Certificate of Merger") to be executed, acknowledged and filed with the Secretary of State of the State of Delaware and shall make all other filings or recordings required by the DGCL in connection with the Merger. The Merger shall become effective at such time (the "Effective Time") as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or at such later time as the Purchaser and the Company mutually agree and specify in the Certificate of Merger.
(c)    From and after the Effective Time, the Surviving Corporation shall succeed to all the assets, rights, privileges, powers and franchises and be subject to all of the liabilities, restrictions, disabilities and duties of the Company and Merger Sub, all as provided under the DGCL.
Conversion of Shares.
At the Effective Time, by virtue of the Merger and without any action on the part of any party:
(a)    Each share of Common Stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares, and any shares of Common Stock (and the ownership interests represented by such Common Stock) which are held by any wholly owned Subsidiary of the Company or in the treasury of the Company or by the Purchaser or Merger Sub, all of which shall cease to be outstanding and be canceled and none of which shall receive any payment with respect thereto) and all rights in respect thereof shall, by virtue of the Merger and without any action on the part of the holder thereof, forthwith cease to exist and be converted into and represent the right to receive an amount in cash, without interest, equal to the Allocable Portion of the Closing Merger Consideration attributable to such share of Common Stock plus any other consideration paid or payable to the Stockholders pursuant to this Agreement (other than the Closing Merger Consideration).
(b)    Each share of Merger Sub's common stock, par value $0.001, issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and non assessable share of common stock, par value $0.01 per share, of the Surviving Corporation.
Merger Consideration.

(a)    At least three (3) Business Days prior to the Closing Date, the Company shall prepare and deliver to the Purchaser (i) a statement which sets forth in reasonable detail its good faith calculation of its estimate of: (A) Cash (the "Estimated Cash"), (B) by payee, the aggregate amount of Indebtedness (excluding any Indebtedness of the kind defined in clause (ii) of the definition of Indebtedness) (Indebtedness excluding any Indebtedness of the kind defined in clause (ii) of the definition of Indebtedness is referred to herein as "Adjustment Indebtedness") (collectively, the "Estimated Adjustment Indebtedness"), and the account information necessary for the payment thereof, (C) Net Working Capital (the "Estimated Net Working Capital Amount"), (D) by payee, the aggregate amount of the Transaction Expenses, and the account information necessary for the payment thereof, (E) Change of Control Payments and (F) the Closing Merger Consideration, which shall be certified by the Company's Chief Financial Officer on behalf of and in the name of the Company (the "Estimated Closing Statement") and which shall include reasonable support for the calculations made therein and (ii) a consolidated balance sheet of the Company and its Subsidiaries estimated as of the Closing Date (the "Estimated Closing Date Balance Sheet"). The Estimated Closing Date Balance Sheet, Estimated Cash, Estimated Adjustment Indebtedness and Estimated Net Working Capital Amount shall be determined and prepared on the same basis and in the same manner as described in Section 2.01. The Company shall provide the Purchaser with reasonable access as set forth in Section 7.02 and, prior to the Closing, the Company shall make appropriate revisions to the Estimated Closing Statement and the Estimated Closing Date Balance Sheet as are mutually agreed upon by the Purchaser and the Company.
(b)    For purposes of this Agreement, the term "Closing Merger Consideration" means (i) $208,125,179 (comprised of two elements $198,000,000 (the "Total Enterprise Value") and $10,125,179 (the "Working Capital Payment" and together with the Total Enterprise Value, the "Base Consideration"), minus (ii) the amount of the Estimated Adjustment Indebtedness, plus (iii) the amount, if any, by which the Estimated Net Working Capital Amount is greater than the Target Net Working Capital Amount, minus (iv) the amount, if any, by which the Target Net Working Capital Amount is greater than the Estimated Net Working Capital Amount, minus (v) the Escrow Amount, minus (vi) the Adjustment Escrow Amount, plus (vii) the amount of Estimated Cash, minus (viii) the amount of the Transaction Expenses, minus (ix) the Change of Control Payments.
(c)    For purposes of this Agreement, the term "Final Merger Consideration" means (i) the Base Consideration, minus (ii) the amount of Adjustment Indebtedness as finally determined pursuant to Article II, plus (iii) the amount, if any, by which Net Working Capital as finally determined pursuant to Article II exceeds the Target Net Working Capital Amount, minus (iv) the amount, if any, by which the Target Net Working Capital Amount exceeds the Net Working Capital as finally determined pursuant to Article II (the amount of the adjustment in either clause (iii) or (iv), the "Closing Working Capital Adjustment"), minus (v) the Escrow Amount, minus (vi) the Adjustment Escrow Amount, plus (vii) the amount of Cash as finally determined pursuant to Article II, minus (viii) the amount of the Transaction Expenses, minus (ix) the Change of Control Payments.
Common Stock Exchange.
(a)    The Purchaser shall, or shall cause a paying agent mutually appointed by the Purchaser and the Stockholder Representative to, effect the exchange of cash for shares of Common

Stock which are entitled to payment pursuant to Section 1.02. On the Closing Date, the Purchaser shall pay each Stockholder who has previously surrendered his, her or its Common Stock pursuant to a duly executed and delivered letter of transmittal, substantially in the form of Exhibit B attached hereto (each, a "Letter of Transmittal"), and has complied with all other material requirements set forth in the instructions thereto the amount of cash to which each such Stockholder is entitled under Section 1.02. Surrendered shares of Common Stock shall forthwith be canceled. Until so surrendered and exchanged, each such share of Common Stock shall represent solely the right to receive the Allocable Portion of the Closing Merger Consideration into which it was converted pursuant to Section 1.02. Notwithstanding the foregoing, if any certificate representing such share of Common Stock shall have been lost, stolen or destroyed, then, upon the making of an affidavit of such fact and executing an indemnity agreement in a form reasonably acceptable to the Purchaser or the paying agent by the Person claiming such certificate to be lost, stolen or destroyed, the Purchaser or paying agent, as applicable, shall issue, in exchange for such lost, stolen or destroyed certificate, the Allocable Portion of the Closing Merger Consideration to be paid in respect of the shares of Common Stock represented by such certificate, as contemplated by this Article I. In order to effectuate the payment of the Closing Merger Consideration pursuant to this Agreement, the Stockholder Representative shall deliver the Stockholders Schedule, certified by the Stockholder Representative and dated as of the Closing Date, which shall designate for each Stockholder the amount of each Stockholder's Allocable Portion of the Closing Merger Consideration less such Stockholder's portion of the Representative Holdback Amount as well as the respective account and payment information of such Stockholder.
(b)    No earlier than the first Business Day following the twentieth (20th) day following the date of the Appraisal Notice and no later than ten (10) Business Days prior to the Closing, the Company shall cause one or more notices to be delivered to the Warrant Agent as required under that Warrant and Unit Agreement, dated as June 23, 2009, by and between the Company and U.S. Bank National Association ("US Bank"), as Unit Agent and Warrant Agent, which notices shall be in a form and substance reasonably satisfactory to the Purchaser and shall notify the Warrantholders that a Liquidity Event (as defined under the applicable documents governing the terms and conditions of the Warrants) is expected to occur and that the Warrants are subject to exercise prior to the Closing Date in accordance with Sections 5 and 8.5 thereof.
1.05    Organizational Documents of the Surviving Corporation.
(a)    At the Effective Time and without any further action on the part of the Company or Merger Sub, the articles of incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the articles of incorporation of the Surviving Corporation (the "Surviving Corporation Articles") as of the Effective Time, until duly amended in accordance with applicable law.
(b)    At the Effective Time and without any further action on the part of the Company or Merger Sub, the by-laws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the by-laws of the Surviving Corporation (the "Surviving Corporation By-Laws"), until thereafter amended as provided therein or by law.

Directors and Officers of the Surviving Corporation.(a)     The parties shall take all requisite actions so that, at the Effective Time, the Company's board of directors shall resign, or are removed, and the directors of Merger Sub immediately prior to the Effective Time shall become the initial directors of the Surviving Corporation and shall hold office subject to the applicable provisions of the Surviving Corporation Articles and the Surviving Corporation By-Laws.
(b)    The parties shall take all requisite actions so that, at the Effective Time, the officers of Merger Sub immediately prior to the Effective Time shall be initial officers of the Surviving Corporation and shall hold office subject to the applicable provisions of the Surviving Corporation Articles and the Surviving Corporation By-Laws.
Stockholder Representative Holdback A portion of the proceeds otherwise to be received by the Stockholders pursuant to Article I in an amount determined by the Stockholder Representative prior to the Closing (such initial deposit, as it may be increased or decreased at any time in accordance with this Agreement, the "Representative Holdback Amount") shall be delivered to the Stockholder Representative at the Closing, on behalf of the Stockholders, by wire transfer of immediately available funds to a segregated account (the "Representative Account") designated by the Stockholder Representative (which account shall be used only to hold the Representative Holdback Amount and to pay any fees, costs and expenses of the Stockholder Representative payable out of the Representative Holdback Amount pursuant to the terms of this Agreement). The portion of the Representative Holdback Amount delivered to, and held by, the Stockholder Representative on behalf of each such Stockholder shall be determined pro rata based upon each Stockholder's Residual Percentage. The Stockholder Representative is entitled to pay on behalf of the Stockholders, and to the extent paid by the Stockholder Representative from its own funds, obtain reimbursement for, any fees, costs and expenses incurred by the Stockholder Representative in the performance of its duties hereunder ("Representative Expenses") from the Representative Holdback Amount, and the Stockholder Representative shall not use any portion of the Representative Holdback Amount for any other purpose.
Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, any Common Stock outstanding immediately prior to the Effective Time eligible under the DGCL to exercise appraisal rights and held by a Stockholder who has not voted in favor of the Merger or consented thereto in writing and who has exercised and perfected appraisal rights for such Common Stock in accordance with Section 262 of the DGCL and has not effectively withdrawn or lost such appraisal rights (collectively, the "Dissenting Shares") shall not be converted into or represent the right to receive the Allocable Portion of the Closing Merger Consideration set forth on the Stockholders Schedule as referenced in Section 1.04, and the holder or holders of such Common Stock shall be entitled only to such rights as may be granted to such holder or holders in Section 262 of the DGCL. Notwithstanding the provisions of this Section 1.08, if any holder of Dissenting Shares shall effectively withdraw or lose (through failure to perfect or otherwise) such holder's appraisal rights under Section 262 of the DGCL, then, as of the later of the Effective Time or the occurrence of such event, such holder's Common Stock shall automatically be converted into and represent only the right to receive the consideration for such Common Stock set forth on the Stockholders Schedule as referenced in Section 1.04, without interest, and after surrender of the certificate or, if applicable, loss affidavit pursuant to Section 1.04, representing such Common Stock.

ARTICLE II

MERGER CONSIDERATION ADJUSTMENT
Final Closing Balance Sheet Calculation.
(a)    As promptly as possible, but in any event within seventy-five (75) days after the Closing Date, the Purchaser will deliver to the Stockholder Representative a consolidated balance sheet of the Company and its Subsidiaries as of the Closing (the "Closing Balance Sheet") and a statement showing the calculation of Cash, Adjustment Indebtedness and Net Working Capital derived from the Closing Balance Sheet (together with the Closing Balance Sheet, the "Preliminary Statement"). The Closing Balance Sheet shall be prepared and Cash, Adjustment Indebtedness and Net Working Capital shall be determined (including for purposes of Section 1.03(a)) on a consolidated basis in accordance with Section 2.01(e).
(b)    During the thirty (30)-day period immediately following the Stockholder Representative's receipt of the Preliminary Statement (or during the thirty (30)-day period immediately following the seventy-five (75)-day period described in Section 2.01(a), if the Purchaser fails to deliver the Preliminary Statement to the Stockholder Representative within the seventy-five (75)-day period provided in Section 2.01(a) (in which case, for purposes of this Section 2.01(b), the Estimated Closing Date Balance Sheet and the Estimated Closing Statement shall be treated as the Preliminary Statement and will be deemed to have been delivered to the Stockholder Representative on the seventy-fifth (75th) day after the Closing Date)), the Stockholder Representative and its advisors and representatives (i) shall be permitted to review, upon reasonable notice, the Company's books and records and the working papers related to the preparation of the Preliminary Statement (including the determinations included therein), and (ii) shall be given reasonable access, upon reasonable notice, to knowledgeable employees and accounting professionals of the Purchaser and the Company in order to facilitate the Stockholder Representative's review of the Preliminary Statement; provided that the review and access described in clauses (i) and (ii) shall be conducted at times and in a manner that does not unreasonably interfere with the operation of the Purchaser's or the Company's respective businesses. The Preliminary Statement (including the determinations included therein) shall become final, binding and conclusive upon the Purchaser and the Stockholders (A) on the thirtieth (30th) day following the Stockholder Representative's receipt thereof, unless the Purchaser receives from the Stockholder Representative prior to such thirtieth (30th) day written notice of the Stockholder Representative's disagreement (a "Dispute Notice") with any account or determination set forth in the Preliminary Statement or (B) on such earlier date as the Stockholder Representative notifies the Purchaser that it does not dispute the Preliminary Statement. If the Stockholder Representative timely delivers a Dispute Notice, then the determination of the Final Merger Consideration shall become final, binding and conclusive upon the Purchaser and the Stockholders on the first to occur of (x) the date on which the Purchaser and the Stockholder Representative resolve in writing all differences they have with respect to the disputed items or (y) the date on which all of the disputed items that are not resolved by the Purchaser and the Stockholder Representative in writing are finally resolved in writing by a nationally recognized accounting firm (other than a so-called "Big Four" accounting firm) mutually selected by the Stockholder Representative and the Purchaser (the "Accounting Firm") in accordance with Section 2.01(c).

(c)    During the thirty (30) days following delivery of a Dispute Notice, the Purchaser and the Stockholder Representative shall seek in good faith to resolve in writing any differences that they have with respect to the disputed items. Any disputed item resolved in writing by the Purchaser and the Stockholder Representative shall be deemed final, binding and conclusive on the Purchaser and the Stockholders. If the Purchaser and the Stockholder Representative do not reach agreement on all of the disputed items during such thirty (30)-day period (or such longer period as they shall mutually agree), then at the end of such thirty (30)-day (or longer) period the Purchaser and the Stockholder Representative shall submit all unresolved disputed items (collectively, the "Unresolved Items") to the Accounting Firm to review and resolve such matters and each will specify to the other and to the Accounting Firm its determination of the amount of the Final Merger Consideration (a party's "Proposed Merger Consideration"). The Accounting Firm will determine each Unresolved Item in accordance with this Section 2.01(c) and Section 2.01(e) as promptly as may be reasonably practicable, and the Purchaser and the Stockholder Representative shall instruct the Accounting Firm to endeavor to complete such process within a period of no more than sixty (60) days. The Accounting Firm may conduct such proceedings as the Accounting Firm believes, in its sole discretion, will assist in the determination of the Unresolved Items; provided that, except as the Purchaser and the Stockholder Representative may otherwise agree in writing, all communications between the Purchaser and the Stockholder Representative or any of their respective representatives, on the one hand, and the Accounting Firm, on the other hand, shall be in writing with copies simultaneously delivered to the non-communicating party. The Accounting Firm's determination of the Unresolved Items shall be final, binding and conclusive on the Purchaser and the Stockholders, effective as of the date the Accounting Firm's written determination is received by the Purchaser and the Stockholder Representative. The fees and expenses of the Accounting Firm shall be borne as follows: (x) by the Stockholder Representative, in a portion equal to a fraction, the numerator of which is the absolute difference between the Stockholder Representative's Proposed Merger Consideration and the Final Merger Consideration determined by the Accounting Firm and the denominator of which is the absolute difference between the Stockholder Representative's Proposed Merger Consideration and the Purchaser's Proposed Merger Consideration, and (y) by the Purchaser, in a portion equal to one (1) minus the fraction described in the preceding clause (x).
(d)    Within five (5) Business Days after the final determination of the Final Merger Consideration pursuant to Section 2.01(b) or Section 2.01(c), either (i) if the Final Merger Consideration as finally determined pursuant to Article II is greater than the Closing Merger Consideration, then the Purchaser shall pay, or cause to be paid through the paying agent, as applicable, to the Stockholders on a pro rata basis according to each Stockholder's Residual Percentage the amount of such excess, by wire transfer of immediately available funds to the account or accounts designated in writing by the Stockholder Representative to the Purchaser and the Purchaser and the Stockholder Representative shall deliver to the Escrow Agent instructions to release an amount equal to the Adjustment Escrow Amount from the Escrow Account to the Stockholders on a pro rata basis according to each Stockholder's Residual Percentage of the amount of such Adjustment Escrow Amount, by wire transfer of immediately available funds to the account or accounts designated in writing by the Stockholder Representative to the Purchaser, or (ii) if the Closing Merger Consideration is greater than the Final Merger Consideration as finally determined pursuant to Article II, then the Purchaser and the Stockholder Representative shall deliver to the

Escrow Agent instructions to release to the Purchaser, from the Escrow Account, pursuant to the Escrow Agreement, an amount equal to the lesser of (x) the amount by which the Closing Merger Consideration is greater than the Final Merger Consideration and (y) the Adjustment Escrow Amount, and to deliver to the Stockholders on a pro rata basis according to each Stockholder's Residual Percentage any amounts that remain of the Adjustment Escrow Amount after the foregoing release. If the Closing Merger Consideration is greater than the Final Merger Consideration in an amount that exceeds the Adjustment Escrow Amount, the Stockholder Representative shall be obligated to pay the amount of such excess by wire transfer of immediately available funds to one or more accounts designated by the Purchaser to the Stockholder Representative; provided, however, the Purchaser may, in its sole discretion, elect to recover all or any portion of such difference from the Escrow Account.
(e)    For the purposes of this Agreement, each accounting term will have the meaning that is applied thereto in accordance with GAAP as in effect on December 31, 2012 and, to the extent consistent with GAAP as in effect on December 31, 2012, the accounting principles, policies, procedures and methodologies applied in preparing the balance sheet that is part of the audited Financial Statements and the accompanying statement of income. Each account included in the Preliminary Statement shall be (i) calculated in accordance with GAAP as in effect on December 31, 2012, and, to the extent consistent with GAAP as in effect on December 31, 2012, utilizing the accounting principles, policies, procedures and methodologies applied in preparing the Financial Statements (without regard to materiality), including with respect to the nature or classification of accounts, and determining levels of reserves or levels of accruals; and (ii) consistent with the books and records of the Company and its Subsidiaries and the definitions herein; provided that in determining current assets and current liabilities hereunder, (A) all accounting entries shall be taken into account regardless of their amount and all known errors and omissions shall be corrected, (B) all known proper adjustments shall be made, and (C) appropriate reserves for all known and quantifiable liabilities and obligations for which reserves are appropriate in accordance with GAAP as in effect on December 31, 2012 shall be included.
ARTICLE III

THE CLOSING
The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall be effective on the first (1st) Thursday following full satisfaction or due waiver of all of the closing conditions set forth in Article IV hereof (other than those to be satisfied at the Closing itself) or on such other date as is mutually agreeable to the Purchaser and the Stockholder Representative. The parties shall use their respective commercially reasonable efforts to complete the Closing through electronic means of communication to avoid the necessity of a physical Closing. To the extent a physical Closing is required, the Closing shall take place at the offices of Hogan Lovells US LLP located at 1200 Seventeenth Street, Suite 1500, Denver, Colorado 80202. The date and time of the Closing are referred to herein as the "Closing Date."
The Closing Transactions. Subject to the terms and conditions set forth in this Agreement, the parties hereto shall consummate the following transactions (the "Closing Transactions") in the following sequence at the Closing:

(a)    the Purchaser shall deliver, or shall cause the paying agent to deliver (as applicable), to the Stockholders the Closing Merger Consideration, less such Stockholder's portion of the Representative Holdback Amount, by wire transfer of immediately available funds and in the respective amounts and to the respective accounts as designated by the Stockholder Representative and set forth on the Stockholders Schedule as referenced in Section 1.04;
(b)    prior to the Effective Time, the Company shall have provided a notice of redemption of the Senior Notes in accordance with the terms of the Indenture, which notice shall state that all Senior Notes shall be redeemed in accordance with the terms of the Indenture on the thirtieth (30th) day following such redemption notice, and thereafter, at or prior to the Effective Time, the Purchaser shall deposit with the trustee under the Indenture, on behalf of the Company, the amount of Indenture Debt reflected on the Estimated Closing Statement (which amount shall be sufficient to effectuate such redemption of the Senior Notes);
(c)    the Purchaser shall deposit $19,800,000 (subject to reduction pursuant to Section 9.02(c)) (the "Escrow Amount") and $1,000,000 (the "Adjustment Escrow Amount") into an escrow account (the "Escrow Account") established pursuant to the terms and conditions of an escrow agreement (the "Escrow Agreement") by and among the Purchaser, the Stockholder Representative and Wells Fargo, N.A., as escrow agent (the "Escrow Agent"), substantially in the form of Exhibit D attached hereto;
(d)    the Purchaser shall repay, or cause to be repaid, on behalf of the Company and its Subsidiaries, all amounts necessary to discharge fully the then outstanding balance of all Indebtedness set forth on the Indebtedness Schedule (other than Indenture Debt), by wire transfer of immediately available funds to the account(s) designated in the Estimated Closing Statement;
(e)    the Company and Merger Sub shall cause the Certificate of Merger to be executed, acknowledged and filed with the Secretary of State of the State of Delaware;
(f)    in accordance with Section 1.08, the Purchaser shall deliver the Representative Holdback Amount to the Stockholder Representative by wire transfer of immediately available funds;
(g)    the Purchaser, Merger Sub, the Company and the Stockholder Representative shall make such other deliveries as are required by Article IV hereof; and
(h)    simultaneously with the Closing, the Purchaser shall pay, or cause to be paid, on behalf of the Stockholders and the Company (as applicable), the Transaction Expenses and the Change of Control Payments by wire transfer of immediately available funds as set forth on the Estimated Closing Statement.
Required Withholding(a)    . All parties hereto shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any Person entitled to receive payments hereunder such amounts as may be required to be deducted or withheld therefrom under the Code or under any applicable provision of federal, state, local or foreign Tax law, taking into account any applicable exemption under such law. To the extent such amounts are so deducted or withheld and paid to the appropriate taxing authority, the amount of such consideration shall be treated for all purposes under this Agreement as having been paid to the Person to whom such consideration or other payment would otherwise have been paid.
3.04    Regulatory Filings.
(a)    Each of the Purchaser, the Stockholder Representative and the Company shall use its best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party in doing, all things necessary or advisable under any applicable Laws or other Laws to consummate and make effective the Merger and to cause the conditions to the Merger set forth in Section 4.01 and Section 4.02 to be satisfied as soon as reasonably practicable, including: (i) obtaining all necessary actions or nonactions, consents and approvals from Governmental Entities or other Persons that are necessary in connection with the consummation of the transactions contemplated hereby; (ii) making all necessary registrations and filings and taking all reasonable steps as may be necessary to obtain an approval from, or to avoid an action or proceeding by, any Governmental Entity or other Person that is necessary in connection with the consummation of the transactions contemplated hereby (iii) defending any lawsuits or other legal proceedings, whether judicial or administrative, that challenge this Agreement or the consummation of the transactions contemplated hereby in accordance with the terms of this Agreement, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed; (iv) executing and delivering any additional instruments necessary to consummate the transactions contemplated hereby in accordance with the terms of this Agreement and to fully carry out the purposes of this Agreement; and (v) obtaining necessary approvals under any Law, contract or agreement that may be required in connection with any Divestiture.
(b)    Each party shall respond as promptly as practicable to any inquiries from the United States Federal Trade Commission, the Antitrust Division of the United States Department of Justice or any Governmental Entity Laws for additional information or documentation and to all inquiries and requests from any Governmental Entity. Each party will consult with counsel for the other party as to, and will permit such counsel to participate in, any litigation referred to in Section 3.04(a). Each party will (i) promptly notify the other parties of any written communication to that party from any Governmental Entity and permit the outside counsel for the other parties to review in advance any proposed written communication to any such Governmental Entity, (ii) not agree to participate in any substantive meeting or discussion with any such Governmental Entity in respect of any filing, investigation or inquiry concerning this Agreement or the transactions contemplated hereby unless it consults with the outside counsel for the other parties in advance and, to the extent permitted by such Governmental Entity, gives the other parties the opportunity to attend the same, and (iii) furnish the outside counsel of the other parties with copies of all correspondence, filings and written communications with any Governmental Entity with respect to this Agreement.
(c)    The Purchaser agrees to take any and all steps necessary to avoid or eliminate each and every impediment and obtain all consents under any applicable Law that may be required by any Governmental Entity of competent jurisdiction, so as to enable the parties to close the transactions contemplated by this Agreement expeditiously, but in no case later than the Outside Date, including committing to by consent decree, hold separate orders, trust, or otherwise, any

Divestiture(s) or licenses of such assets or businesses as may be required in order to avoid the entry of, or to effect the dissolution of or vacate or lift, any Order, that would otherwise have the effect of preventing or materially delaying the consummation of the Transactions. Notwithstanding anything to the contrary in this Section 3.04, nothing in this Agreement will require the Purchaser to (i) take any action, including entering into any consent decree, hold separate orders or other arrangements, that requires the Divestiture of any assets that, in the aggregate, accounted for greater than $3,500,000 in Theatre Level Cash Flow during the trailing twelve fiscal months ended nearest to December 31, 2012, which amount or lesser amount shall not be deemed a liability for purposes of Section 4.01(d) or (ii) effectuate any such Divestiture prior to the Closing Date.
ARTICLE IV

CONDITIONS TO CLOSING
Conditions to the Purchaser's and Merger Sub's Obligations. The obligations of the Purchaser and Merger Sub to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver by the Purchaser and Merger Sub in writing) of the following conditions as of the Closing Date or such other time as specified below:
(a)    Taken together, (i) the representations and warranties of the Company set forth in Article V (other than those representations and warranties that address matters as of particular dates) shall be true and correct as of the Closing Date (without giving effect to materiality, Material Adverse Effect or similar phrases in the representations and warranties, except in the first sentence of Section 5.06), and (ii) the representations and warranties set forth in Article V that address matters as of particular dates shall be true and correct as of such dates (without giving effect to materiality, Material Adverse Effect or similar phrases in the representations and warranties, except in the first sentence of Section 5.06), except where the failure of such representations and warranties referenced in the immediately preceding clauses (i) and (ii) to be so true and correct has not had, and would not reasonably be expected to have, in the aggregate, a Material Adverse Effect;
(b)    The Company shall have performed in all material respects all of the covenants and agreements that are required to be performed by it under this Agreement at or prior to the Closing;
(c)    On or prior to the Closing Date, there shall not have been a change, event or condition that has had or would reasonably be expected to have a Material Adverse Effect;
(d)    No Governmental Entity shall have pending or have enacted, issued, promulgated, enforced or entered any Law or Governmental Order, to the effect that the transactions contemplated by this Agreement may not be consummated as provided in this Agreement, or that would cause any material liability to be imposed on the Purchaser or the Company if the transactions contemplated by this Agreement were consummated;
(e)    The Required Consents shall have been obtained by the Company and its Subsidiaries;

(f)    Notice of the redemption of the Senior Notes shall have been delivered to the trustee under the Indenture prior to the Closing Date;
(g)    The Company shall have delivered to the Purchaser and Merger Sub each of the following:
(i)    an officer's certificate, duly executed by an authorized officer of the Company, dated as of the Closing Date, stating that the preconditions specified in Sections 4.01(a), 4.01(b) and 4.01(c) as they relate to the Company have been satisfied;
(ii)    an affidavit from each Stockholder listed on the Stockholder Affidavit Schedule, signed under penalty of perjury and in a form consistent with requirements under Treasury Regulations issued pursuant to Section 1445 of the Code, stating that such Stockholder is not a "foreign person" as defined in Section 1445 of the Code; provided, however, that in the case of a failure to deliver such any affidavit (or alternative certifications that exempt the Purchaser from any withholding obligation), the Purchaser's and Merger Sub's sole remedy shall be to withhold on payments hereunder to the extent required by Section 1445 of the Code and the Treasury Regulations promulgated thereunder;
(iii)    an officer's certificate, duly executed by an authorized officer of the Company, dated as of the Closing Date, attesting to (A) accurate and complete copies of the certificate of incorporation (or equivalent governing documents), certified as of a recent date by the Secretary of State of the State of incorporation, and the by-laws (or equivalent governing documents) of the Company and each of its Subsidiaries (B) the incumbency of the officers of the Company and (C) certified copies of resolutions duly adopted by the Company's board of directors authorizing the execution, delivery and performance of this Agreement and the other agreements contemplated hereby, and the consummation of all transactions contemplated hereby and thereby;
(iv)    good standing certificate, dated as of a recent date, for the state of organization of the Company indicating that the Company is in good standing within such jurisdiction;
(v)    payoff letters from the holders of Indebtedness (other than Indenture Debt) set forth on the Indebtedness Schedule and arrangements shall have been made for such holders of such Indebtedness (other than Indenture Debt) to deliver, subject to the receipt of the applicable payoff amounts, all related Lien releases to the Purchaser as soon as practicable after the Closing;
(vi)    the Escrow Agreement duly executed by the Stockholder Representative and the Escrow Agent;
(vii)    the Estimated Closing Statement;

(viii)    resignations of the members of the boards of directors of the Company and its Subsidiaries organized in the United States, as applicable, as may be requested by the Purchaser at least three (3) Business Days in advance of the Closing; and
(ix)    a certificate by the secretary of the Company certifying (i) the Stockholder Approval and attaching the applicable written consent, and (ii) the Appraisal Report, which Appraisal Report shall indicate that the Company has not received notice of any Dissenting Shares.
If the Closing occurs, all closing conditions set forth in this Section 4.01 which have not been fully satisfied as of the Closing shall be deemed to have been waived by the Purchaser and Merger Sub; provided, that such waiver will not affect any right to indemnification pursuant to Article IX in respect of any inaccuracy in any certification made pursuant to Section 4.01(g)(i).
Conditions to the Company's and Stockholders' Obligations. The obligation of the Company and Stockholders to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions as of the Closing Date:
(a)    Taken together, (i) the representations and warranties of the Purchaser and Merger Sub set forth in Article VI (other than those representations and warranties that address matters as of particular dates) shall be true and correct as of the Closing Date (without giving effect to materiality, Material Adverse Effect or similar phrases in the representations and warranties), and (ii) the representations and warranties of the Purchaser and Merger Sub set forth in Article VI that address matters as of particular dates shall be true and correct as of such dates (without giving effect to materiality, Material Adverse Effect or similar phrases in the representations and warranties), except where the failure of such representations and warranties referenced in the immediately preceding clauses (i) and (ii) to be so true and correct has not had, and would not reasonably be expected to have, in the aggregate, a material adverse effect on the Purchaser's or Merger Sub's ability to perform its obligations under this Agreement or any related agreement to which it is or will become a party;
(b)    The Purchaser and Merger Sub shall have performed in all material respects all the covenants and agreements that are required to be performed by them under this Agreement at or prior to the Closing;
(c)    No Governmental Entity shall have pending or have enacted, issued, promulgated, enforced or entered any Law or Governmental Order, to the effect that the transactions contemplated by this Agreement may not be consummated as provided in this Agreement, or that would cause any material liability to be imposed on the Stockholders if the transactions contemplated by this Agreement were consummated; and
(d)    The Purchaser and Merger Sub shall have delivered to the Stockholder Representative:

(i)    an officer's certificate, duly executed by an authorized officer of the Purchaser and Merger Sub, dated as of the Closing Date, stating that the preconditions specified in Sections 4.02(a) and 4.02(b) have been satisfied;
(ii)    an officer's certificate, duly executed by an authorized officer of the Purchaser and Merger Sub, dated as of the Closing Date, attesting to (A) the incumbency of the officers of the Company and Merger Sub and (B) certified copies of the resolutions duly adopted by the Purchaser's board of directors and Merger Sub's board of directors authorizing the execution, delivery and performance of this Agreement and the other agreements contemplated hereby, and the consummation of all transactions contemplated hereby and thereby; and
(iii)    the Escrow Agreement duly executed by the Purchaser.
If the Closing occurs, all closing conditions set forth in this Section 4.02 which have not been fully satisfied as of the Closing shall be deemed to have been waived by the Company and Stockholders; provided, that such waiver will not affect any right to indemnification pursuant to Article IX in respect of any inaccuracy in any certification made pursuant to Section 4.02(d)(i).
ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE COMPANY
The Company represents and warrants to the Purchaser and Merger Sub that the statements in this Article V are correct and complete as of the date of this Agreement, except as set forth in the schedules accompanying this Agreement (each, a "Schedule" and, collectively, the "Disclosure Schedules"). The Disclosure Schedules have been arranged for purposes of convenience in separately titled sections; however, each section of the Disclosure Schedules shall be deemed to incorporate by reference all information disclosed in any other section of the Disclosure Schedules to the extent its relevance is reasonably apparent in light of the information set forth on the face of such disclosure.
Organization and Organizational Power. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and the Company has all requisite power and authority to own, lease and operate its properties and to carry on its businesses as now conducted. The Company is qualified to do business in every jurisdiction in which its ownership of property or the conduct of business as now conducted requires it to qualify, except where the failure to be so qualified would not have a material effect on the Company. The attached Organization Schedule sets forth the names and titles of each director and officer of the Company and its Subsidiaries and each person who holds a power of attorney granted by the Company or any of its Subsidiaries.
Subsidiaries. Section 5.02(a) of the Subsidiaries Schedule sets forth a true and complete list of the name and jurisdiction of organization of each Subsidiary of the Company. Neither the Company nor any of its Subsidiaries owns or holds the right to acquire any stock, partnership interest or joint venture interest or other equity ownership interest in any other Person, other than as set forth on Section 5.02(b) of the Subsidiaries Schedule. Each of the Subsidiaries listed on the Subsidiaries Schedule is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, has all requisite power and authority to own and operate its properties and to carry on its businesses as now conducted and is qualified to do business in every jurisdiction in which its ownership of property or the conduct of its businesses as now conducted requires it to qualify, except in each such case where the failure to be so qualified would not be material to the conduct of the business. Each Subsidiary of the Company set forth on the Subsidiaries Schedule is wholly-owned by the Company, either directly or indirectly by way of ownership through another of its Subsidiaries, free and clear of all Liens. Neither the Company nor any of its Subsidiaries has granted any Person any option, warrant or other right to acquire any securities of, or equity interests in, any of the Subsidiaries of the Company.
Authorization; No Breach; Valid and Binding Agreement. The Company has the right, full power and authority, as a corporation, to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite action, and no other proceedings on its part are necessary to authorize the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated thereby. Except as set forth on the attached Authorization Schedule, the execution, delivery and performance of this Agreement by the Company does not and the consummation of the transactions contemplated hereby will not conflict with or result in any material breach of, constitute a material default (or an event which, with notice or lapse of time or both, would constitute a default) under, result in a material violation of, result in the creation of any material Lien upon or forfeiture of any of the rights or material assets of the Company or its Subsidiaries under, result in a right of termination or acceleration under, require any offer to purchase or prepayment of any Indebtedness or other material liability under, or require any authorization, consent, approval, waiver, exemption or other action by or notice to any Person under, the terms, conditions or provisions of (a) the Company's or its Subsidiaries' certificates or articles of formation or incorporation or similar formation documents or by-laws, membership agreements, partnership agreements or similar governing documents, (b) any material deed, indenture, mortgage, lease, sublease, license, sublicense, note, bond, warrant, loan agreement or other document or instrument (including any document or instrument evidencing any Indebtedness) to which the Company or its Subsidiaries is bound, or (c) any Law to which the Company or its Subsidiaries is subject. Assuming that this Agreement is a valid and binding obligation of the Purchaser and Merger Sub, this Agreement constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization or other similar Laws affecting creditors' rights and general principles of equity affecting the availability of specific performance and other equitable remedies.
Capitalization.
(a)    The entire authorized capital stock of the Company consists of 2,750,000 shares, consisting as of the date hereof of: (i) 2,500,000 shares of Common Stock, of which 1,413,000 are issued and outstanding, and none of which are held in treasury and (ii) 250,000 shares of preferred stock, of which none are issued and outstanding, and none of which are held in treasury. All issued and outstanding shares of Common Stock of the Company are duly authorized, validly issued, fully paid and nonassessable and are owned of record and beneficially by the Persons listed on the Stockholders Schedule in the number set forth thereon opposite such Persons' names and will be free and clear of all Liens as of the Closing Date. As of the date hereof, other than shares of Common Stock and the warrants to purchase shares of the Company's Common Stock held of record by the Depository Trust Company, the Company does not have any equity securities, securities that are convertible to or exercisable or exchangeable for equity securities or securities containing any equity features issued or outstanding, and there are no agreements, subscriptions, options, warrants, calls or other rights or arrangements outstanding which provide for the sale or issuance of any of the foregoing by the Company or its Subsidiaries or provide any Person the right to acquire any of the foregoing. Except as set forth in Section 5.04(a)(ii) of the Capitalization Schedule, there are no agreements or other obligations (contingent or otherwise) which require the Company or its Subsidiaries to repurchase or otherwise acquire any shares of the Company's or its Subsidiaries' equity securities that would survive the Closing. Except as set forth in Section 5.04(a)(iii) of the Capitalization Schedule, there are no dividends or similar distributions which have accrued or been declared but are unpaid on the capital stock or other equity interests of the Company or its Subsidiaries and neither the Company nor any of its Subsidiaries is subject to any obligation (contingent or otherwise) to pay any dividend or otherwise to make any distribution or payment to any current or former holder of the Company's or any of its Subsidiaries' capital stock or other equity interests in their capacity as such holder. There are no trusts, agreements, commitments, undertakings, understandings, proxies or other restrictions which restrict or limit, or otherwise relate to, the voting, sale or other disposition of any Common Stock of the Company or securities of any of its Subsidiaries.
(b)    Prior to, or immediately upon, the Effective Time, each Warrant outstanding as of the date hereof shall either (i) be exercised by the holder of such Warrant (the "Warrantholder") for the number of shares of the Company's Common Stock for which such Warrant is exercisable or (ii) have expired, along with any and all rights with respect thereof.
Financial Statements.
(a)    Section 5.05(a)(i) of the Financial Statements Schedule consists of: (i) the Company's unaudited consolidated balance sheet as of December 31, 2012 (the "Latest Balance Sheet") and the related unaudited statements of income and cash flows for the twelve‑month period then ended and (ii) the Company's audited consolidated balance sheet and related statements of income and cash flows for the fiscal year ended December 31, 2011 (collectively, the "Financial Statements"). Except as set forth in Section 5.05(a)(ii) of the Financial Statements Schedule, the Financial Statements (including the notes thereto) have been prepared in accordance with GAAP, consistently applied throughout the periods indicated, and present fairly (and when delivered, the financial statements to be delivered prior to Closing pursuant to Section 7.01(a)(x) will present) in all material respects, the financial condition and results of operations of the Company and its Subsidiaries (taken as whole) as of the times and for the periods referred to therein, subject in the case of the unaudited financial statements to (A) the absence of footnote disclosures and (B) changes resulting from normal year‑end adjustments. Neither the Company nor any of its Subsidiaries has any liabilities or obligations that would be required by GAAP to be reflected or reserved against in a consolidated balance sheet, other than liabilities and obligations (x) included or disclosed in the Financial Statements, (y) incurred in the Ordinary Course of Business since December 31, 2012 (none of which arise from a breach of contract, breach of warranty, tort, infringement, or violation of any Law) or (z) incurred directly in connection with this Agreement or the transactions contemplated hereby.
(b)    The Theatre Level Cash Flow Schedule sets forth the amount of the Theatre Level Cash Flow for each theatre operated by the Company or its Subsidiaries for the twelve-month period ended December 31, 2012.
(c)    All notes and accounts receivable of the Company and its Subsidiaries as of the Closing Date will be valid receivables subject to no setoffs or counterclaims except as reflected in any related reserve that will be part of the Net Working Capital used to compute the Final Merger Consideration, and will be collectible in accordance with their terms at their recorded amounts, subject only to such reserve.
Absence of Certain Developments. From the date of the Latest Balance Sheet to the date hereof, there has not been any Material Adverse Effect. Except as set forth on the Developments Schedule or except as expressly contemplated by this Agreement, from the date of the Latest Balance Sheet to the date hereof, the Company and its Subsidiaries have conducted their business in all material respects only in the Ordinary Course of Business, and neither the Company nor its Subsidiaries has:
(a)    borrowed any material amount or incurred or become subject to any material liabilities (other than liabilities incurred in the Ordinary Course of Business, liabilities under contracts entered into in the Ordinary Course of Business and borrowings from banks (or similar financial institutions) incurred to meet Ordinary Course of Business working capital requirements and liabilities under this Agreement);
(b)    permitted any material portion of its assets to become subject to a Lien, except Permitted Liens;
(c)    sold, assigned, leased, transferred or otherwise disposed of any material portion of its tangible assets, except for any sale, assignment, lease, transfer or other disposal of inventories, collection of accounts receivable and dispositions of obsolete or replaced property in the Ordinary Course of Business;
(d)    sold, assigned, leased, transferred or otherwise disposed of any material Intellectual Property, except in the Ordinary Course of Business;
(e)    issued, sold or transferred any of its equity securities, securities convertible into its equity securities or warrants, options or other rights to acquire its equity securities, or any bonds or debt securities;
(f)    made any investment in excess of $250,000 in, or any loan in excess of $250,000 to, any other Person (other than its Subsidiaries), or caused the Company or any of its Subsidiaries to merge or consolidate with any Person or acquire any material assets, except in the Ordinary Course of Business;
(g)    declared, set aside, or paid any distribution with respect to its equity securities (other than cash distributions) or repurchased, redeemed or otherwise acquired any of its equity or debt securities;
(h)    made any Capital Expenditures in excess of $250,000 individually or $500,000 in the aggregate or commitments therefor;
(i)    made any loan to, or entered into any other material transaction with, any of its directors, officers, or direct or indirect holders of equity of the Company or any of their respective Affiliates or immediate family members outside of the Ordinary Course of Business;
(j)    entered into any employment contract with payments exceeding $250,000 per year or any collective bargaining agreement, or modified the terms of any existing employment contract or agreement;
(k)    amended their certificates or articles of formation or incorporation or similar formation documents or by-laws, membership agreements, partnership agreements or similar governing documents or adopted or carried out any plan of complete or partial liquidation or dissolutions;
(l)    caused the Company or any of its Subsidiaries to become liable in respect of any guarantee of Indebtedness or any other material liability or obligation of any other Person or incurred, assumed or otherwise become liable in respect of any Indebtedness;
(m)     paid, discharged or satisfied any material liabilities of the Company or any of its Subsidiaries, other than in the Ordinary Course of Business, or waived, cancelled or assigned any claims or rights of substantial value of the Company or any of its Subsidiaries other than in the Ordinary Course of Business;
(n)    suffered any material loss, destruction, damage or eminent domain taking (in each case, whether or not insured) affecting any material assets of the Company or any of its Subsidiaries;
(o)    adopted or amended any "employee benefit plan" as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or any other material employee benefit plan, program, agreement, arrangement or policy outside of the Ordinary Course of Business, hired any officer, director or consultant, adopted or amended any consulting, indemnification, change of control, severance or similar agreement binding on the Company or any of its Subsidiaries, or materially increased the compensation payable or paid, whether conditionally or otherwise, to any current or former officer, director, consultant or independent contractor;
(p)    made any change in its methods of accounting or accounting practices (other than changes required by GAAP) or any change in its cash management practices;

(q)    settled or compromised any Action pending or threatened (i) involving potential payments by or to the Company or any of its Subsidiaries of more than $250,000 in the aggregate or (ii) that would otherwise be material to the Company or its Subsidiaries;
(r)    failed to pay any rents or other material amounts owing under the Leases timely in accordance with the terms and conditions thereof, or received written notice that it has otherwise failed to perform any applicable obligations under the Leases, or (iii) failed to enforce the terms and conditions of any Lease;
(s)    canceled or waived any claims or rights with a value to the Company or its Subsidiaries in excess of $250,000;
(t)    experienced any destruction or loss of, or damage to, any of the assets or properties of the Company or any Subsidiary, whether or not covered by insurance, in excess of $250,000; or
(u)    entered into any agreement to do any of the things referred to in clauses (a) through (t) above.
Title to Properties.
(a)    Except as set forth on the Liens Schedule, the Company or its Subsidiaries owns good and marketable title to, or holds pursuant to valid and enforceable leases, all of the tangible personal property shown to be owned or leased by it on the Latest Balance Sheet or acquired after the date thereof that are material to the Company's and its Subsidiaries' business on a consolidated basis (except assets and properties sold or otherwise disposed of since the date thereof in the Ordinary Course of Business), free and clear of all Liens, except for Permitted Liens. The Company's and its Subsidiaries' tangible properties and assets are in a state of repair that is reasonably sufficient for the purposes for which they are used. The assets of the Company and its Subsidiaries immediately following the Closing will constitute all of the assets necessary and sufficient to conduct the operations of the business of the Company and its Subsidiaries in the Ordinary Course of Business. Except as set forth on the Leased Personal Property Schedule, the Company and its Subsidiaries own all of the tangible personal property with a value greater than $25,000 located at the Leased Real Property and Owned Real Property. For purposes of the foregoing, tangible personal property shall not include leases or licenses for office equipment (e.g., photocopying machines) or similar equipment.
(b)    Section 5.07(b)(i) of the Leased Real Property Schedule sets forth the address of each leasehold or subleasehold estate and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by the Company or any Subsidiary (other than any leasehold for storage space that is not material to the business of the Companies and that is terminable upon 30 days' (or less) notice) (the portion(s) thereof occupied by the Company or any Subsidiary being the "Leased Real Property"), and a list of all leases (including all amendments, extensions, renewals, guaranties and other material agreements with respect thereto) for each such Leased Real Property (each a "Lease" and together, the "Leases"). With respect to each Lease: (i) neither the Company nor any Subsidiary owes, or will owe in the future, any brokerage commissions or finder's fees with respect to such Lease; (ii) neither the Company nor any Subsidiary has subleased, licensed or otherwise granted any Person the right to use or occupy such Leased Real Property or any portion thereof; and (iii) there are no Liens on the estate or interest created by such Lease other than Permitted Liens. Section 5.07(b)(ii) of the Leased Real Property Schedule contains an accurate and complete list of all development agreements, redevelopment agreements, development and disposition agreements and similar agreements, and all amendments, modifications, supplements, waivers, renewals and extensions thereof to which the Company or any Subsidiary is a party or by which they are bound as of the date of this Agreement. To the Company's knowledge, Sections 5.07(b)(i), 5.07(b)(ii) and 5.07(b)(iii) of the Leased Real Property Schedule accurately and completely identifies, as of the date of this Agreement, all material instruments and agreements which are not recorded in the real property records and which relate to the Company's or any Subsidiary's occupancy of the Leased Real Property, including any unrecorded parking agreements, advertising agreements and merchant association agreements. Complete and correct copies of the documents set forth on the Leased Real Property Schedule have been made available to the Purchaser by the Company prior to the date of this Agreement. Each of the Leases are in full force and effect, and the Company or its Subsidiaries holds a valid and existing leasehold interest under each such Lease, subject to proper authorization and execution of such Lease by the other party thereto, and the application of any bankruptcy or creditor's rights Laws.
(c)    Section 5.07(b)(i) of the Leased Real Property Schedule accurately and completely identifies, as of the date of this Agreement, with respect to each Lease, (i) to the Company's knowledge, the correct name of the current lessor and each superior lessor with respect to each Lease which is a sublease; (ii) to the Company's knowledge, the address or addresses at which such lessor is entitled to receipt of notices that must or may be delivered by the Company or any Subsidiary to such lessor under the corresponding Lease; (iii) the dates upon which the current terms of the Leases commenced and upon which it will expire not including any extension or termination rights set forth in the corresponding Lease; (iv) the period or periods of any remaining renewal or extended terms of the lease which the Company or any Subsidiary has the option to exercise; (v) the current base rent payable under each Lease, and any scheduled increases in such base rent during the remainder of the current term of each Lease; (vi) the manner in which any percentage rents payable during the current term of each Lease is determined; (vii) the amounts accrued by the Company and its Subsidiaries under each Lease for January 2013 and February 2013 for passthroughs of common area maintenance costs payable to the lessor and, if applicable, property insurance premiums and/or real estate taxes to be paid directly by the Company and each Subsidiary under such Lease (in each case, based on estimates provided by the lessor in question); (viii) the unused or unapplied amount of any security deposit or letter of credit which such lessor holds in connection with the performance of the Company's and each Subsidiary's obligations under each Lease; and (ix) the name and the address of any guarantor of or other surety for the Company's or any Subsidiary's obligations under a Lease.
(d)    The Company and its Subsidiaries have made available to the Purchaser, (i) true and complete copies of all policies of title insurance previously issued with respect to the Leased Real Property, or any portion thereof, which are in the Company's or any Subsidiary's possession, and (ii) true and complete copies of all boundary, land or ALTA surveys of the Leased Real Property, or any portion thereof, in the Company's or any Subsidiary's possession.
(e)    Except to the extent disclosed on Section 5.07(e) of the Landlord Approval Schedule, execution of this Agreement and the consummation of the Transactions, do not and shall not (i) constitute a default or breach by the Company or any Subsidiary under any Lease, (ii) give rise to a right on the part of any lessor or sublessor or, to the Company's knowledge, any other person to purchase or to terminate any Lease, or to recapture all or any portion of the Leased Real Property, (iii) result in the termination or cancellation of any option to renew or extend the term of any Lease, or of any other right or option otherwise exercisable by the lessee or sublessee, as applicable, under any of the Leases.
(f)    Except as disclosed on Section 5.07(f) of the Leased Real Property Schedule, neither the Company nor its Subsidiaries is in default under or in breach of any Lease in any material respect and, to the Company's knowledge, no event has occurred which, with notice or lapse of time or both, would constitute a default or breach of any Lease in any material respect.
(g)    The use being made of all Real Property is in conformity in all material respects with the certificate of occupancy and/or such other permits, licenses, variances and certificates for such Real Property and any other reciprocal easement, development or similar agreement, or restrictions.
(h)    Except as disclosed on Section 5.07(h) of the Landlord Approval Schedule, no consent of or notice to any landlord, master landlord, tenant, subtenant, or any party to any recorded agreement affecting any of the Leased Real Property, or any of their respective lenders who is a party to an agreement with the Company, is required in connection with the transactions contemplated by this Agreement.
(i)    All Real Property has adequate rights of access to public ways to permit the Real Property to be used for purposes of a motion picture theatre and is served by operating and reasonably adequate water, electric, telephone, sewer, and storm drain facilities and other utilities. To the Company's knowledge, all reciprocal easement, development and similar agreements affecting any Real Property are in full force and effect and neither the Company nor any Subsidiary has asserted any default against the other parties thereto and has not received any written notice of any default thereunder.
(j)    No building or structure on any Real Property or any appurtenance thereto or equipment thereon, or the use, operation or maintenance thereof, violates any restrictive covenant or encroaches on any easement or on any property owned by others, which violation or encroachment materially interferes with the use or value or could materially adversely affect the value of such building, structure or appurtenance and which violation or encroachment is necessary for the operation of the business at any Real Property.
(k)    To the Company's knowledge, each theatre located on the Real Property has adequate available parking to meet legal requirements (after taking into account reciprocal easements and other easements on nearby or adjoining land).

(l)    Except as disclosed on Section 5.07(l) of the Leased Real Property Schedule, neither the Company nor any of its Subsidiaries has received written notice of any pending improvements, liens or special assessments to be made against the Leased Real Property from any Governmental Entity for which the tenant under the Leases would be responsible.
(m)     Except as disclosed on Section 5.07(m) of the Leased Real Property Schedule, no base rent has been prepaid under any Lease for any period beyond the month immediately following the Closing.
(n)    Except as set forth on Section 5.07(n) of the Leased Real Property Schedule, to the Company's knowledge (i) the Company or its Subsidiary party to each Lease has completed all material repairs and material replacements and all material improvements required to be completed by it as tenant under the Lease, and (ii) the demised premises and related improvements and fixtures which are the subject of the Leases are in good condition for their current use and, to the Company's knowledge, are free from structural defects or material deferred maintenance.
(o)    Except as set forth on Section 5.07(o) of the Leased Real Property Schedule, to the Company's knowledge, there are no claims for any rent concessions, abatements, set-offs, reimbursements or any other claims against the landlords under the Leases.
(p)    Except for the real property set forth on Section 5.07(p)(A) of the Owned Real Property Schedule (the "Owned Real Property"), neither the Company nor any of its Subsidiaries owns any real property. To the Company's knowledge, Section 5.07(p)(B) of the Owned Real Property Schedule sets forth a true and correct legal description of each parcel of Owned Real Property. With respect to each parcel of Owned Real Property listed on the Owned Real Property Schedule:
(i)    either the Company or a Subsidiary of the Company owns good and valid title to such parcel of real property, free and clear of all Liens, security interests, easements and other restrictions, other than Permitted Liens;
(ii)    except as set forth on Section 5.07(p)(ii) of the Owned Real Property Schedule, there are no material leases, subleases, licenses, concessions or other agreements granting to any party or parties the right of use or occupancy of any portion of such parcel of real property and there is no Person (other than the Company or its Subsidiaries) in possession of such parcel of real property; and
(iii)    there are no outstanding options or rights of first refusal to purchase such parcel of real property, any portion thereof or interest therein.
(q)    Except as disclosed on Section 5.07(q) of the Leased Real Property Schedule or the Owned Real Property Schedule, no condemnation Action is pending or, to the Company's knowledge, threatened in writing, that would preclude or materially impair the use of any Leased Real Property or Owned Real Property.

(r)    Except as disclosed on Section 5.07(r) of the Leased Real Property Schedule or the Owned Real Property Schedule, to the Company's knowledge, no petition or application to rezone or otherwise alter or amend the land use regulations affecting the Leased Real Property or Owned Real Property is pending or threatened. Neither the Company nor any of its Subsidiaries has received any written notice of any violation of applicable zoning and land use regulations affecting the Leased Real Property or the Owned Real Property and, to the Company's knowledge, there are no current violations of applicable zoning and land use regulations affecting the Leased Real Property or the Owned Real Property.
(s)    Neither the Company nor any of its Subsidiaries is a party to or bound by any development agreement or any other similar agreement related to the development or construction of any improvements to real property other than as set forth on Section 5.07(s) of the Owned Real Property Schedule.
(t)    The Company nor any of its Subsidiaries is a party to any contract or purchase agreement for the purchase of real property other than as set forth on Section 5.07(t) of the Owned Real Property Schedule.
Tax Matters. Except as set forth on the attached Taxes Schedule:
(a)    (i)The Company and its Subsidiaries have timely filed all U.S. federal income and other material Tax Returns that they were required to file and each such Tax Return was correct and complete in all material respects; (ii) the Company and its Subsidiaries have timely paid all Taxes shown to be due on such Tax Returns and all other material Taxes and have withheld and timely paid over to the appropriate taxing authority all material Taxes that they were required to withhold from amounts paid or owing to any present or former stockholder, employee, director or creditor; (iii) neither the Company nor its Subsidiaries has waived any statute of limitations beyond the date hereof with respect to any material Taxes or agreed to any extension of time with respect to any material Tax assessment or deficiency that has not yet been either paid or resolved; and (iv) no audits or administrative or judicial proceedings are pending or being conducted with respect to the Company or its Subsidiaries.
(b)    Neither the Company nor its Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code §355 or §361.
(c)    Neither the Company nor its Subsidiaries is or has been a party to any "reportable transaction" as defined in Code §6707A and Regulation §1.6011-4(b)(1) or any transaction that constitutes a "listed transaction" as defined in Regulation §1.6011-4(b)(2). Each of the Company and its Subsidiaries has disclosed on its Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code § 6662.
(d)    No claim has ever been made or threatened in writing by a taxing authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or any of its Subsidiaries may be subject to taxation by that jurisdiction. Neither the Company nor any of its Subsidiaries has received from any taxing authority any (i) written notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any Governmental Entity against any of the Company or its Subsidiaries.
(e)    There are no Liens for Taxes (other than Liens for Taxes not yet due and payable) upon any of the assets of any of the Company or any of its Subsidiaries.
(f)    Neither the Company nor any of its Subsidiaries is a party to, or otherwise bound by, any Tax allocation or sharing agreement the principal purpose of which involves the allocation of Taxes and Tax matters among related parties (excluding (i) any such customary agreements with customers, vendors, lenders, lessors or the like entered into in the ordinary course of business (ii) property Taxes payable with respect to properties leased and, for the avoidance of doubt, (iii) any other agreements for which Taxes is not the principal subject matter). Neither the Company nor any Subsidiary has been a member of an affiliated group filing a consolidated federal income Tax Return, other than an affiliated group the common parent of which is the Company, and neither the Company nor any of its Subsidiaries has any liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract (except as expressly excluded above), or otherwise.
(g)    Neither the Company nor any of its Subsidiaries is a party to any contract or other arrangement that has resulted or would result, separately or in the aggregate, in the payment of any "excess parachute payment" within the meaning of Section 280G of the Code (or any corresponding provision of state, local or foreign Tax Law whether in connection with the transactions contemplated by this Agreement or otherwise). The net operating losses of the Company and its Subsidiaries are not currently subject to any limitations under Section 382 of the Code.
(h)    All individuals paid a material amount by the Company or its Subsidiaries for services provided to the Company and its Subsidiaries have been properly classified as employees or independent contractors in accordance with the Code and applicable Tax laws.
(i)    Neither the Company nor any of its Subsidiaries shall be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date (and the IRS has not proposed to any Company or its Subsidiaries any such adjustment or change in accounting method); (ii) "closing agreement" as described in Code §7121 (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date; (iii) intercompany transaction or excess loss account described in Treasury Regulations under Code §1502 (or any corresponding or similar provision of state, local or foreign income Tax Law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) prepaid amount received on or prior to the Closing Date. There is no application pending with any taxing authority requesting permission for any changes in accounting methods that relate to the business or operations of the Company or any of its Subsidiaries).
(j)    The due but unpaid Taxes of the Company and its Subsidiaries (i) did not, as of the date of the Financial Statements, exceed the reserves for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Financial Statements and (ii) the due but unpaid Taxes as of the date hereof do not exceed (and as of the Closing, will not exceed) those reserves as adjusted for the passage of time through the date hereof (or the Closing Date, as applicable) in accordance with the past custom and practice of the Company and its Subsidiaries in filing their Tax Returns.
(k)    Any and all material transactions and dealings between or among any of the Company, its Subsidiaries and Persons related to the Company or any of its Subsidiaries have at all times occurred on arm's-length terms except where the failure for any such transaction or dealing to be on arm's-length terms would not be subject to recharacterization or deemed adjustment to the consideration exchanged in such transaction or dealing under applicable Tax Law, as if between and among unrelated parties, and each of the Company and its Subsidiaries has complied with any and all Tax-related requirements that the arm's-length nature of the terms of such transactions and dealings be documented.
For the avoidance of doubt and notwithstanding the foregoing, no representation in this Section 5.08 (other than those contained in Sections 5.01(a)(i) (in respect of the existence and amount of any net operating losses), 5.08(f) and 5.01(g) (excluding the last sentence thereof) shall apply to Taxes arising in or with respect to a post-Closing period (or portion of a period beginning after the Closing Date).

Contracts and Commitments.
(a)     Except as set forth in Section 5.09(a) of the Contracts Schedule and except for agreements entered into by the Company or its Subsidiaries after the date hereof in accordance with Section 7.01, neither the Company nor its Subsidiaries is party to or bound by any of the following, whether in the form of a contract, agreement, deed, mortgage, lease, sublease, license, indenture, note, bond or any other document or instrument: (i) collective bargaining agreement or contract with any labor union; (ii) written bonus, pension, employee profit sharing, retirement or other form of deferred compensation plan, other than as described in Section 5.13 or the Disclosure Schedules relating thereto; (iii) equity purchase, option, warrant or similar plan or agreement; (iv) contract for the employment of any officer, individual employee, consultant, independent contractor or other person or entity on a full‑time, part-time or consulting basis; (v) agreement or indenture relating to Indebtedness or to mortgaging, pledging or otherwise placing a Lien, except for Permitted Liens, on any material portion of the assets of the Company and its Subsidiaries; (vi) guaranty of any obligation for Indebtedness or other material guaranty of any indebtedness or other liability or obligation of any Person; (vii) lease or agreement under which it is lessee of, or holds or operates any personal property owned by any other party, for which the annual rental exceeds $25,000; (viii) lease or agreement under which it is lessor of or permits any third party to hold or operate any property, real or personal, for which the annual rental exceeds $250,000; (ix) contract or group of related contracts with the same party for the purchase or sale of assets, inventory, raw materials, commodities, supplies, goods, products, equipment or other personal property or the furnishing or receipt of services which provided for payments by or to the Company or its Subsidiaries in excess of $250,000 during the trailing twelve‑month period ending on the date of the Latest Balance Sheet or, following the Closing, are reasonably expected to require payments by or to the Company or its

Subsidiaries in excess of $250,000 on an annual basis; (x) agreements relating to any pending or completed material business acquisition by the Company or its Subsidiaries within the last two (2) years; (xi) agreement under which the Company or any of its Subsidiaries are or may become obligated to pay any material amount in respect of deferred or conditional purchase price, indemnification obligations, purchase price adjustment or otherwise in connection with any acquisition or disposition of assets or securities of any Person or any merger, consolidation or other business combination; (xii) material license or royalty agreement relating to the use of any third party Intellectual Property (other than off the shelf or shrink wrapped software); (xiii) license or royalty agreement relating to the use by a third party of Intellectual Property owned by the Company; (xiv) agreements that limit or restrict the Company or any of its Subsidiaries from competing in any business or any geographic area; (xv) agreement concerning or consisting of a partnership, limited liability company, joint venture or similar agreement; (xvi) any outstanding powers of attorney executed by or on behalf of the Company or any of its Subsidiaries; or (xvii) agreement granting to any Person an option or a first refusal, first-offer or similar preferential right to purchase or acquire any property or asset of the Company or any of its Subsidiaries.
(b)    Except as set forth in Section 5.09(b) of the Contracts Schedule, true and correct copies of all written contracts which are referred to on the Contracts Schedule have been made available to the Purchaser and Merger Sub.
(c)    Neither the Company nor its Subsidiaries is in default in any material respect under or breach of any contract listed on the Contracts Schedule in any material respect and no event has occurred which, with notice or lapse of time or both, would constitute such a default or breach, and, to the knowledge of the Company, there is no material default or material breach (and no event or condition exists that, with or without notice or lapse of time or both, could constitute a material default or breach), with respect to each other party thereto; and each such contract is valid, binding, enforceable and in full force and effect, except as enforceability may be limited by bankruptcy laws, other similar Laws affecting creditors' rights and general principles of equity affecting the availability of specific performance and other equitable remedies. Neither the Company nor its Subsidiaries have received from any counterparties to any of the contracts required to be set forth in Section 5.09(a) of the Contracts Schedule any notice that any such party intends to terminate any contract. Other than as set forth in Section 5.09(c) of the Contracts Schedule, neither the Company nor its Subsidiaries are participating in any discussions or negotiations regarding any material modification of, or any material amendment to, any contract required to be set forth in Section 5.09(a) of the Contracts Schedule. The Contracts Schedule identifies with an asterisk each contract set forth therein that requires the consent, approval, ratification, authorization or waiver of, or notice to, the other party thereto to avoid any breach, default or violation of such contract, agreement or other instrument in connection with the execution of this Agreement and the transactions contemplated hereby.
Intellectual Property.
(a) Section 5.10(a) of the Intellectual Property Schedule contains a complete and accurate list of all (i) patents and pending patent applications filed by or on behalf of the Company or its Subsidiaries or in or to which the Company or its Subsidiaries has any right, title, or interest (other than as a licensee) and (ii) other registered or applied for Intellectual Property owned by the

Company or its Subsidiaries that is material to the operation of the Company. All registrations and applications for registration of Intellectual Property owned by the Company or any of its Subsidiaries are subsisting and unexpired, in full force and effect, and have not been abandoned, cancelled, or expired except where abandonment, cancellation, or expiration would not reasonably be expected to have a Material Adverse Effect and to the Company's knowledge, are valid and enforceable.
(b) Except (i) as set forth in Section 5.10(b) of the Intellectual Property Schedule, (A) neither the Company nor its Subsidiaries has received any written (or, to the Company's knowledge, other) notices of infringement or misappropriation from any third party with respect to any Intellectual Property owned by such third party; (B) neither the Company nor its Subsidiaries has received any written (or, to the Company's knowledge, other) notices of invalidity, misuse, or unenforceability of any Intellectual Property owned by the Company or its subsidiaries; and (C) to the Company's knowledge, the Company's and its Subsidiaries' businesses as currently conducted do not infringe or misappropriate the Intellectual Property of any other Person. No Actions are pending or, to the Company's knowledge, have been threatened (including cease and desist letters or demands or offers to license) against the Company or any of its Subsidiaries with regard to any Intellectual Property owned or used by the Company or any of its Subsidiaries. To the Company's knowledge, no Person is currently infringing upon any Intellectual Property owned by the Company or its Subsidiaries
(c)    The Company and its Subsidiaries own exclusively, license or have the right to use all material Intellectual Property sufficient for the operation of their businesses as currently conducted (collectively, "Company Intellectual Property").
(d)    The Company and its Subsidiaries take commercially reasonable actions to protect the Company Intellectual Property (including trade secrets and confidential information).
(e)    The transactions contemplated by this Agreement will not violate or result in the breach, modification, or termination of any agreement pursuant to which a third party has licensed or granted any right to the Company or any of its Subsidiaries for use of any item of the Company Intellectual Property. The Company and its Subsidiaries have at all times complied in all material respects with and are in compliance in all material respects with all applicable Laws relating to privacy, data protection, or the collection, retention, use, and disclosure of personal information.
Litigation. Except as set forth on Section 5.11(a) of the Litigation Schedule, as of the date hereof, there are no Actions pending or, to the Company's knowledge, threatened against the Company or its Subsidiaries or against the Leased Real Property or the Owned Real Property, at law or in equity, or before or by any Governmental Entity, that could reasonably be expected to result in liability or loss to the Company or its Subsidiaries in excess of $250,000 or that could reasonably be expected to have a Material Adverse Effect, or that challenges, or that seeks to prevent, delay, make illegal or otherwise interfere with any of the transactions contemplated hereby. To the Company's knowledge, no event has occurred or circumstance exists that is reasonably likely to give rise to or serve as a basis for the commencement of any such action, suit, investigation, or proceeding of a type described in the preceding sentence. Except as set forth in Section 5.11(b) of the Litigation Schedule, there is no action, suit, investigation, or proceeding with respect to which the defense is not being provided by the insurer under the insurance policies referenced in Section 5.14. Except as set forth in Section 5.11(c) of the Litigation Schedule, there are no unsatisfied judgments, decrees, injunctions or orders of any Governmental Entity or arbitrator outstanding against the Company or its Subsidiaries, and the Company and each of its Subsidiaries is and has been in compliance in all material respects with the terms and requirements of such judgments, decrees, injunctions or orders to which it or any of its assets or properties is or has been subject.
Governmental Consents, etc. Except as set forth on the attached Governmental Consents Schedule, no material permit, consent, approval or authorization of, or declaration to or filing with, any Governmental Entity is required in connection with any of the execution, delivery or performance of this Agreement by the Company or the consummation by the Company of any transaction contemplated hereby.
Employee Benefit Plans.
(a)    The representations and warranties in this Section 5.13 relate to each "employee benefit plan" as defined in Section 3(3) of ERISA, each bonus or deferred compensation arrangement, equity based compensation arrangement, and employment, individual consulting, severance or termination contracts or agreements, and each other material employee benefit plan, program, agreement, arrangement or policy that is maintained, sponsored, participated in, or contributed to or required to be contributed to by the Company or any of its Subsidiaries, or with respect to which the Company or any of its Subsidiaries has material liability, (each, a "Plan" and collectively, the "Plans"). Section 5.13(a) of the attached Employee Benefits Schedule sets forth a list of each Plan. With respect to each Plan, the Company has made available to the Purchaser, to the extent applicable, true and complete copies of (i) the most recent plan and trust documents and any amendments thereto, (ii) the most recent summary plan description, (iii) the most recent determination letter received from the Internal Revenue Service, (iv) the three most recent Form 5500 annual reports as filed, (v) the most recent discrimination testing results, (vi) the current insurance contracts or trusts that implement the Plan, and (vi) all material correspondence with the IRS or the Department of Labor for the past three (3) years.
(b)    Neither the Company nor any of its Subsidiaries or, to the Company's knowledge, any other person has engaged in any non-exempt "prohibited transaction", as defined in Code Section 4975 or ERISA Section 406, with respect to any Plan. To the Company's knowledge, neither the Company nor any of its Subsidiaries has engaged in any transaction that as a result of which the Company or any of its Subsidiaries would be subject to any material liability pursuant to Sections 406 and 409 of ERISA or to either a civil penalty assessed pursuant to Section 502(i) or (l) of ERISA or a Tax imposed pursuant to Section 4975 of the Code. Neither the Company nor any of its Subsidiaries or any other fiduciary of any Plan has any liability for (i) breach of fiduciary duty or (ii) any other failure to act or comply in connection with the administration or investment of the assets of any Plan that, in either case, would result in material liability to the Company or any of its Subsidiaries.
(c)    Each of the Plans that is intended to be qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code"), has received a favorable determination or prototype opinion letter from the Internal Revenue Service, and nothing has occurred since the date of such letter that would reasonably be expected to materially adversely affect the qualified status of such Plan. Each Plan (and each related trust, insurance contract or fund) has been maintained, funded and administered in all material respects in compliance with its governing documents and with all provisions of all applicable Laws, including ERISA and the Code.
(d)    None of the Plans is a plan subject to Title IV of ERISA, the minimum funding requirements of Section 302 of ERISA or Section 412 of the Code, and neither the Company nor any Subsidiary has within the past six (6) years maintained, participated in or contributed to any plan that is subject to Title IV of ERISA, the minimum funding requirements of Section 302 of ERISA or Section 412 of the Code. Neither the Company nor any of its Subsidiaries has incurred any liability under Title IV of ERISA and no events have occurred and no circumstances exist that would reasonably be expected to result in such liability to the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has any liability or obligation with respect to any "employee benefit plan", program or arrangement as a consequence of being considered a single employer under Section 414 of the Code with any other Person.
(e)    No Plan is or ever has been a "multiemployer plan" within the meaning of ERISA Section 3(37). Neither the Company nor any of its Subsidiaries has any liability for a complete or partial withdrawal from any such multiemployer plan or has any liability under or with respect to any such multiemployer plan. No Plan is a "voluntary employees' beneficiary association" within the meaning of Code Section 501(c)(9).
(f)    There are no Actions pending, or, to the Company's knowledge, threatened with respect to any Plan (other than routine claims for benefits and appeals of denied routine claims). No Plan or, to the Company's knowledge, any fiduciary thereof is or within the last three years has been in connection with such Plan the subject of an audit, investigation or examination by any Governmental Entity.
(g)    All contributions (including all employer contributions and employee salary reduction contributions) and premium payments that are due with respect to any Plan have been made within the time periods prescribed by ERISA and the Code to each such Plan.
(h)    Except as set forth on Section 5.13(h) of the attached Employee Benefits Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will (i) result in the payment of any money or property to any employee of the Company or any of its Subsidiaries, (ii) materially increase any benefit otherwise payable; or (iii) accelerate the time of payment or vesting, or increase the amount of, any compensation due from the Company or any of its Subsidiaries to any employee under any Plan.
(i)    Except as set forth on Section 5.13(i) of the attached Employee Benefits Schedule, neither the Company nor any of its Subsidiaries has any obligation to provide life insurance, medical or health benefit coverage on or after retirement or other termination of employment to any individual other than continuation coverage as required by Section 4980B of the Code.

Insurance. Section 5.14(a) of the Insurance Schedule lists each material insurance policy maintained by the Company and its Subsidiaries. Neither the Company nor its Subsidiaries is in material default with respect to its obligations under any such insurance policy and, to the Company's knowledge, each such insurance policy is valid and in full force and effect. Except as set forth in Section 5.14(b) of the Insurance Schedule: (a) the policies of insurance to which the Company or any Subsidiary is a party or that provide coverage to the Company or any Subsidiary, taken together, are sufficient for compliance in all material respects with all Laws applicable to the Company and its Subsidiaries, and the provisions of any contracts set forth on the Contracts Schedule, relating to insurance coverage; (b) as to any matter that is pending, neither the Company nor any Subsidiary has received (i) any refusal of coverage or any notice that a defense will be afforded with reservation of rights (other than any matter described in Section 5.11(a) of the Litigation Schedule) or (ii) any notice of cancellation or any other indication that any policy of insurance is no longer in full force or effect or that the issuer under any policy of insurance is not willing or able to perform its obligations thereunder; (c) the Company and its Subsidiaries have paid all premiums due, and have otherwise performed in all material respects their obligations, under each policy of insurance to which they are a party, and (d) the Company and its Subsidiaries have given notice to the insurer of all claims of which the Company or any Subsidiary has knowledge that may be insured thereby. Section 5.14(c) of the Insurance Schedule describes any self-insurance arrangements maintained by the Company or its Subsidiaries, other than retention amounts under insurance policies.
Compliance with Laws. Except as otherwise set forth in Section 5.15(a) of the Compliance with Laws Schedule, the Company and its Subsidiaries are in compliance in all material respects with all applicable Laws of applicable Governmental Entities, including with respect to the Leased Real Property and the Owned Real Property. All approvals, filings, permits, franchises, certificates, accreditations and licenses of Governmental Entities (collectively, "Permits") required to conduct the business of, or to own, lease and operate the respective properties of, the Company and its Subsidiaries are in the possession of the Company or one of its Subsidiaries, are valid, in full force and effect and are being complied with, except for such Permits the failure of which to possess or be in compliance with would not be material to the Company or its Subsidiaries. Section 5.15(b) of the Compliance with Laws Schedule sets forth a complete and accurate list of all Permits. Except as set forth in Section 5.15(c) of the Compliance with Laws Schedule: (a) the Company and each Subsidiary is and has been in compliance in all material respects with all of the terms and requirements of each Permit; (b) no event has occurred or circumstance exists that would reasonably be expected to (with or without notice or lapse of time) (i) constitute or result directly or indirectly in a material violation of, or a failure to comply in any material respect with, any term or requirement of any Permit (ii) result directly or indirectly in the revocation, withdrawal, suspension, cancellation or termination of, or any modification to, any Permit; (c) neither the Company nor any Subsidiary has received any written (or to the Company's knowledge, other) notice or other communication from any Governmental Entity or any other Person regarding (i) any actual or alleged material violation of, or failure to comply in any material respect with, any term or requirement of any such Permit or (ii) any actual or proposed revocation, withdrawal, suspension, cancellation, termination of or modification to any such Permit, in each case other than notice of any such matter that has been resolved; and (d) all applications required to have been filed for the renewal of the Permits have been duly filed on a timely basis with the appropriate Governmental Entities, and all other filings required to have been made with respect to such Permits have been duly made on a timely basis with the appropriate Governmental Entities. Except as otherwise set forth in Section 5.15(d) of the Compliance with Laws Schedule (x) there is no Action currently pending or, to the Company's knowledge, threatened against the Company or its Subsidiaries by any Governmental Entity, (y) neither the Company nor any of its Subsidiaries is subject to any Governmental Order and (z) to the Company's knowledge, no member, stockholder, manager, director, officer or employee of the Company or any of its Subsidiaries (in their capacities as such or relating to their employment, services or relationship with the Company or any of its Subsidiaries) is subject to any Governmental Order.
Environmental Matters.
(a)    Except as set forth on Section 5.16(a) of the Environmental Schedule, the Company and its Subsidiaries are in material compliance with and have complied in all material respects with applicable Environmental Laws.
(b)    A list of all Permits issued to the Company and its Subsidiaries pursuant to Environmental Laws is set forth on Section 5.16(b)(i) of the Environmental Schedule, and such Permits will not be adversely affected by the consummation of the transaction contemplated hereunder, except as set forth on Section 5.16(b)(ii) of the Environmental Schedule.
(c)    Except as set forth on Section 5.16(c) of the Environmental Schedule, the Company and its Subsidiaries have not generated, managed, stored, transported, treated, Released, emitted, discharged or disposed of any Hazardous Substance, except as would not reasonably be expected to give rise to any material liability under Environmental Laws.
(d)    (i) Except as set forth on Section 5.16(d)(i) of the Environmental Schedule, neither the Company nor any of its Subsidiaries has received any written notice from any Governmental Entity or any other Person alleging the violation of any Environmental Law or any liability or potential responsibility under any Environmental Law, other than notice of any such matter that has been resolved, and to the Company's knowledge, no Action is threatened against the Company or its Subsidiaries under any Environmental Law; and (ii) except as set forth on Section 5.16(d)(ii) of the Environmental Schedule, there are no facts, circumstances, or conditions existing, initiated or occurring prior to Closing, which have or will result in material liability to the Company or any of its Subsidiaries under any Environmental Law.
(e)    Except as set forth on Section 5.16(e) of the Environmental Schedule, neither the Company nor any of its Subsidiaries is subject to any injunction, judgment, ruling, assessment, order or decree of any Governmental Entity or arbitrator having competent jurisdiction, in each case pursuant to Environmental Law.
(f)    (i) Except as set forth on Section 5.16(f) of the Environmental Schedule, neither the Company nor any of its Subsidiaries has (A) manufactured, treated, stored, disposed of, arranged for or permitted the treatment or disposal of, transported, handled or Released, or permitted Persons to be exposed to, any Hazardous Substance, noise, odor or radiation, or (B) owned or operated any property or facility, in the case of (A) or (B) in a manner that has given or will give rise to material liabilities under any Environmental Law; and (ii) except as set forth on Section 5.16(f)(ii) of the Environmental Schedule, and except for cleaning supplies maintained in the Ordinary Course of Business and in material compliance with applicable Environmental Laws, there are no Hazardous Substances present at, and no Hazardous Substances have been Released at, on, under or from, any facility or property owned, leased or operated by the Company, any Subsidiary, or any of their respective predecessors or Affiliates that has given or will give rise to material liabilities under any Environmental Law.
(g)    Except as set forth on Section 5.16(g) of the Environmental Schedule, neither the Company nor any of its Subsidiaries has installed, used, removed or remediated, and none of the following are present, at any Real Property: (i) underground improvements, including treatment or storage tanks, or underground piping associated with such tanks, used currently or in the past for the management of Hazardous Substances; (ii) any dump or landfill or other unit for the treatment or disposal of Hazardous Substances; (iii) filled in land or wetlands (except in material compliance with Environmental Law); (iv) polychlorinated biphenyls (except in material compliance with Environmental Law); (v) toxic mold; (vi) lead-based paint in a condition requiring removal, repair or abatement; or (vii) asbestos-containing materials in a condition requiring removal, repair or abatement.
(h)    The Company and its Subsidiaries have made available to the Purchaser accurate and complete copies of all environmental assessments, reports, audits and other documents in their possession or under their control that relate to the Company's or its Subsidiaries' compliance with Environmental Laws or the environmental condition of any real property that the Company or its Subsidiaries currently or formerly have owned, operated, or leased.
(i)    Notwithstanding any other provision herein other than Sections 5.03 (Authorization; No Breach; Valid and Binding Agreement), 5.05 (Financial Statements), 5.06 (Absence of Certain Developments), 5.07 (Title to Properties), 5.09 (Contracts and Commitments), 5.12 (Governmental Consents, etc.) and 5.14 (Insurance), this Section 5.16 constitutes the sole and exclusive representations and warranties of the Company with respect to any environmental matters, including any arising under Environmental Law.
Affiliated Transactions. Except as set forth on Section 5.17(a) of the Affiliated Transactions Schedule, no officer, director, direct or indirect holder of equity of the Company or Affiliate of the Company or any individual in such officer's, director's or equityholder's immediate family is a party to any agreement, contract, commitment or transaction with the Company or has any interest in any property used by the Company. Neither the Company nor its Subsidiaries provide or cause to be provided any assets, services or facilities to any officer, director, direct or indirect holder of equity of the Company or Affiliate of the Company or any individual in such officer's, director's or equityholder's immediate family. Section 5.17(b) of the Affiliated Transactions Schedule sets forth a correct and complete list of all receivables and accounts payable owed to or due from any Affiliate of the Company or its Subsidiaries to or from the Company or its Subsidiaries as of February 15, 2013. Section 5.17(c) of the Affiliated Transactions Schedule sets forth a correct and complete list of the management agreements entered into between the Company and its Affiliates or Scott Wallace that will be terminated upon the Closing.

Employees.
(a) Except as set forth on Section 5.18(a) of the Employee Schedule, (i) neither the Company nor its Subsidiaries has experienced any collective strike or material grievance, material claim of unfair labor practices, or other collective bargaining dispute within the past two (2) years, and to the Company's knowledge, no such action is presently pending or threatened, (ii) to the Company's knowledge, no organizational effort is presently being made or threatened by or on behalf of any labor union with respect to employees of either the Company or its Subsidiaries and (iii) no collective bargaining agreements are in effect with respect to the Company's employees or are currently being negotiated by the Company or its Subsidiaries.
(b)    Section 5.18(b)(i) of the Employee Schedule lists (i) each current employee of the Company or any Subsidiary who received from the Company or any Subsidiary during the year ended on the date of the Latest Balance Sheet wages and/or cash bonuses in excess of $50,000 in the aggregate and (ii) the amount of such compensation. Except as set forth on Section 5.18(b)(ii) of the Employee Schedule, neither the Company nor any of its Subsidiaries is a party to or bound by any employment agreement, consulting agreement or similar agreement. The Company has provided to the Purchaser true, correct and complete copies of each such employment agreement, consulting agreement or similar agreement. Section 5.18(b)(ii) of the Employee Schedule lists each person entitled to receive a Change of Control Payment and the amount each such person is entitled to be paid. To the Company's knowledge, no officer, senior executive, or key employee of the Company or its Subsidiaries: (x) has any present intention to terminate or materially alter his or her employment, except as explicitly contemplated by this Agreement; or (y) is a party to any confidentiality, non-competition, proprietary rights or other such agreement between such employee and any Person besides the Company and its Subsidiaries that would be material to the performance of such employee's employment duties, or the ability of the Purchaser, the Surviving Corporation or its Subsidiaries to conduct the business of the Company after the Closing.
(c)    The Company and each of its Subsidiaries is and has been in compliance in all material respects with all applicable Laws and agreements pertaining to hiring, employment, termination of employment, plant closing and mass layoff, employment discrimination, harassment, retaliation, reasonable accommodation, leaves of absence, terms and conditions of employment, wages and hours of work, overtime compensation, child labor, employee health and safety, engagement of independent contractors (including proper classification of same), payroll taxes, workers' compensation, unemployment insurance, and immigration. To the Company's knowledge, there has been no pending charge of discrimination filed against or threatened against the Company or any Subsidiary with the Equal Employment Opportunity Commission or similar Governmental Entity.
Brokerage. Except for fees and expenses of the Persons listed on the attached Brokerage Schedule, there are no claims for brokerage commissions, finders' fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of the Company, its Subsidiaries or any of their Affiliates for which the Purchaser, Merger Sub or the Company would be liable following the Closing.

Bank Accounts. The Bank Accounts Schedule sets forth an accurate and complete list of (i) each bank, savings and loan or similar financial institution with which the Company or any of its Subsidiaries has an account or safety deposit box or other similar arrangement, and any numbers or other identifying codes of such accounts, safety deposit boxes or such other arrangements maintained by the Company or any of its Subsidiaries thereat and (ii) the names of all Persons authorized to draw on any such account or to have access to any such safety deposit box facility or such other arrangement, in each case.
No Other Representations or Warranties. The Purchaser acknowledges and agrees that, except as expressly set forth in Article V or in the Letter of Transmittal, neither the Company, the Stockholders or their representatives make any representation or warranty, expressed or implied, at law or in equity in respect of the equity securities of the Company or its Subsidiaries, or any of their respective assets, liabilities, businesses or operations, including with respect to merchantability or fitness for any particular purpose, and any such other representations or warranties are hereby expressly disclaimed. The Purchaser acknowledges and agrees that, except to the extent specifically set forth in Article V, the Purchaser is acquiring the Company on an "as is, where is" basis.
ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER AND MERGER SUB
The Purchaser and Merger Sub represent and warrant to the Stockholders and the Company that:
Organization and Organizational Power. Each of the Purchaser and Merger Sub is a Delaware corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with full corporate power and authority to enter into this Agreement and perform its obligations hereunder.
Authorization. The execution, delivery and performance of this Agreement by each of the Purchaser and Merger Sub and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite action, and no other proceedings on their part are necessary to authorize the execution, delivery or performance of this Agreement. This Agreement has been duly executed and delivered by the Purchaser and Merger Sub. Assuming that this Agreement is a valid and binding obligation of the Company and the Stockholder Representative, this Agreement constitutes a valid and binding obligation of each of the Purchaser and Merger Sub, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy laws, other similar Laws affecting creditors' rights and general principles of equity affecting the availability of specific performance and other equitable remedies. No other vote of the holders of any class or series of capital stock of the Purchaser or Merger Sub is required to adopt this Agreement and approve the transactions contemplated hereby.
No Violation. Neither of the Purchaser or Merger Sub is subject to or obligated under its certificate or articles of incorporation or formation, its by-laws (or similar organizational documents), any applicable law, or rule or regulation of any Governmental Entity, or any material agreement or instrument, or any license, franchise or permit, or subject to any order, writ, injunction or decree, which would be breached or violated in any material respect by either of the Purchaser's or Merger Sub's execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby.
Governmental Consents. Except for the Certificate of Merger to be filed with the Secretary of State of the State of Delaware, all other filings or recordings required by the DGCL, applicable requirements of the rules, regulations, and listing standards of the NYSE, and applicable requirements of and filings with the Securities and Exchange Commission (the "SEC") under the Securities Exchange Act of 1934, as amended (the "Exchange Act") in connection with the Merger, neither of the Purchaser or Merger Sub is required to submit any notice, report or other filing with any Governmental Entity in connection with the execution, delivery or performance by it of this Agreement or the consummation of the transactions contemplated hereby. No consent, approval or authorization of any Governmental Entity is required to be obtained by either of the Purchaser or Merger Sub in connection with its execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.
Litigation. There are no Actions pending or, to either of the Purchaser's or Merger Sub's knowledge, threatened against either of the Purchaser or Merger Sub at law or in equity, or before or by any Governmental Entity, which would adversely affect the Purchaser's or Merger Sub's performance under this Agreement or the consummation of the transactions contemplated hereby. Neither of the Purchaser or Merger Sub is subject to any outstanding judgment, order or decree of any court or other Governmental Entity that would adversely affect the Purchaser's or Merger Sub's performance under this Agreement or the consummation of the transactions contemplated hereby.
Brokerage. There are no claims for brokerage commissions, finders' fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of either of the Purchaser or Merger Sub.
Financing. The Purchaser has and will have at the Closing sufficient cash, available lines of credit or other sources of immediately available funds to make payment of all amounts to be paid by it hereunder on and after the Closing Date.
Merger Sub. Merger Sub is a newly organized corporation, formed solely for the purpose of engaging in the transactions contemplated by this Agreement.  Prior to the date hereof, Merger Sub has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated by this Agreement.  Merger Sub is a wholly owned Subsidiary of the Purchaser.
ARTICLE VII

COVENANTS OF THE COMPANY AND THE STOCKHOLDERS
Conduct of the Business.
(a)    The Company hereby covenants and agrees that, prior to the Closing, except as set forth on the Conduct of Business Schedule or as otherwise expressly contemplated by this Agreement or consented to in writing by the Purchaser (which consent the Purchaser will not unreasonably withhold, delay or condition), the Company shall, and shall cause its Subsidiaries to, (i) operate their respective businesses in the Ordinary Course of Business; (ii) use commercially reasonable efforts to preserve substantially intact their business organization, maintain their rights, retain the services of their respective principal officers and key employees and maintain their relationship with their respective principal customers and suppliers, landlords, creditors, employees, agents and others having business relationships with them; (iii) use their commercially reasonable efforts to maintain and keep their tangible properties and assets in as good repair and condition as at present, ordinary wear and tear excepted, and replace any material item of equipment that shall be worn out, broken, lost, stolen or destroyed, to the extent such equipment would have been replaced in the Ordinary Course of Business; (iv) keep in full force and effect insurance comparable in amount and scope of coverage to that currently maintained by them; (v) as the Purchaser may reasonably request from time to time, confer with the Purchaser concerning the status of such Company's or Subsidiary's business, operations and finances (so long as the same does not unreasonably interfere with the conduct of the Companies' or its Subsidiaries respective businesses); (vi) provide the Purchaser copies of theatre renovation or construction plans and any material change orders related to the Leased Real Property under construction or renovation and any material changes to such plans; (vii) use commercially reasonable efforts to keep in full force and effect, without amendment, all material rights relating to such Company's or Subsidiary's business; (ix) use commercially reasonable efforts to comply with all Laws and contractual obligations applicable to the operations of such Company's or Subsidiary's business; (x) deliver to the Purchaser within 30 days after the end of each month and within 45 days after the end of each fiscal quarter an unaudited consolidated balance sheet of the Company and its Subsidiaries as of the end of such month or quarter, and the related consolidated statements of income and cash flow of the Company and its Subsidiaries for such month or quarter, prepared in good faith, in accordance with GAAP and in accordance with the methodologies set forth in Section 2.01(e) and on the same basis of presentation used to prepare the Financial Statements insofar as such practices are consistent with GAAP; and (xi) maintain all books and records of such Company or Subsidiary relating to such Company's or Subsidiary's business, as applicable, in all material respects in the Ordinary Course of Business.
(b)    From the date hereof through the Closing Date, except (i) as set forth on the Conduct of Business Schedule attached hereto, (ii) as otherwise contemplated or permitted by this Agreement or (iii) as consented to in writing by the Purchaser or Merger Sub (which consent will not be unreasonably withheld, conditioned or delayed), the Company shall not and shall cause its Subsidiaries not to: (A) issue, sell or deliver any units or shares of its or its Subsidiaries' equity securities or issue or sell any securities convertible into, or options with respect to, or warrants to purchase or rights to subscribe for, any units or shares of its or its Subsidiaries' equity securities; (B) effect any recapitalization, reorganization, reclassification, equity dividend, equity split or like change in its capitalization; (C) amend its or its Subsidiaries' certificate or articles of formation or incorporation, by-laws or similar governing documents; (D) make any redemption or purchase of any units or shares of its or its Subsidiaries' equity securities; (E) sell, assign or transfer any material, or a material portion of its, tangible assets or any of its Intellectual Property rights, except in the Ordinary Course of Business or pursuant to any agreement set forth on the Contracts Schedule; (F) incur, redeem or assume any Indebtedness, make any loan, advance or capital contribution to, or invest in, any other Person, or subject to any Lien (except Permitted Liens) any of the properties or assets of the Company or its Subsidiaries, except with respect to the Company's Subsidiaries in the Ordinary Course of Business or pursuant to any agreement set forth on the Contracts Schedule; (G) make any Capital Expenditures in excess of $250,000 individually or $1,000,000 in the aggregate or commitments therefor, except (x) in the Ordinary Course of Business or (y) for such Capital Expenditures or commitments therefor that are reflected on the Capital Expenditures Schedule; (H) cancel any debts or waive any claims or rights of substantial value (including the cancellation, compromise, release or assignment of any Indebtedness owed to, or claims held by, the Company or its Subsidiaries), except for cancellations made or waivers granted in the Ordinary Course of Business; (I) amend or terminate any agreement listed on the Contracts Schedule or enter into any agreement that would have been required to be listed on the Contracts Schedule if such agreement had been entered into or was in effect on the date hereof; (J) take any of the actions set forth in subsections (f), (i), (j), (o), (p) or (q) of Section 5.06 that would have been required to be listed on the Developments Schedule if such actions had been taken between the date of the Latest Balance Sheet and the date hereof; (K) take any of the following actions with respect to Taxes (except as required by applicable Law): (i) make or change any material election, (ii) change any accounting period, (iii) adopt or change any method of accounting, (iv) enter into any closing agreement, settle any material Tax claim or assessment, or surrender any right to claim a refund of Taxes or (v) consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Company or any of its Subsidiaries; or (L) agree in writing or otherwise to do any of the foregoing.
Access to Books and Records.
(a)    Subject to Section 8.05, from the date hereof until the Closing Date, the Company shall provide the Purchaser and its authorized representatives (the "Purchaser's Representatives") with reasonable access during normal business hours and upon reasonable notice to the offices, properties, senior personnel, accounting professionals, contracts, books and records (including the working papers related to the preparation of the Estimated Closing Statement and the Estimated Closing Date Balance Sheet (including the determinations included therein)) of the Company and its Subsidiaries in order for the Purchaser to have the opportunity to make such investigation as it shall reasonably desire to make of the affairs of the Company and its Subsidiaries; provided that, notwithstanding the foregoing, (a) such access does not unreasonably interfere with the normal operations of the Company or its Subsidiaries, (b) such access shall occur in such a manner as the Company reasonably determines to be appropriate to protect the confidentiality of the transactions contemplated by this Agreement and (c) nothing herein shall require the Company to provide access to, or to disclose any information to, the Purchaser if such access or disclosure (i) would waive any legal privilege or (ii) would be in violation of applicable Law (including the HSR Act and other anti-competition Laws) or the provisions of any agreement to which the Company or any of its Subsidiaries is a party. The Purchaser acknowledges and agrees that all information and access provided hereunder shall be subject to the terms and conditions of the Confidentiality Agreement, between the Purchaser and the Company dated August 30, 2012 (the "Confidentiality Agreement").
(b)    The Company shall use reasonable efforts to permit the Purchaser to conduct any reasonable Phase I or Phase II environmental assessments of the Owned and Leased Real Property; provided that (i) such examination and investigation shall be (A) conducted at times and in a manner that does not unreasonably interfere with the operation of the Company's or its

Subsidiaries' respective businesses and (B) permitted under the Lease for the property subject to such examination and investigation; provided, however, that if such examination or investigation is not permitted under the lease, the Company shall request the prior approval of the landlord or sublandlord, as required, to perform such examination or investigation (ii) shall be conducted by ENVIRON International Corporation or another environmental consultant reasonably acceptable to the Company, and (iii) if any such examination or investigation results in damage to or alteration of any land or other premises, the Purchaser (at the Purchaser's expense) shall restore the same to substantially the condition as existed prior to such assessment.
Conditions.
(a)    The Company and the Stockholder Representative shall use commercially reasonable efforts to cause the conditions set forth in Section 4.01 to be satisfied as soon as practicable following the date hereof and to consummate the transactions contemplated herein as soon as possible after the satisfaction of the conditions set forth in Article IV (other than those to be satisfied at the Closing itself).
(b)    The Company and the Stockholder Representative shall deliver to the Purchaser at least one Business Day prior to the Closing appropriate payoff letters from the holders of Indebtedness (other than Indenture Debt) set forth on the Indebtedness Schedule on or prior to the Closing and shall make arrangements for such holders of such Indebtedness (other than Indenture Debt) to deliver, subject to the receipt of the applicable payoff amounts, all related Lien releases to the Purchaser as soon as practicable after the Closing.
(c)    The Company shall provide, and cause its counsel to provide to the trustee under the Indenture, all documentation as may be reasonably required to effectuate the redemption, satisfaction and discharge of such Senior Notes (including, but not limited to any officer's certificates or opinions of counsel that are required to be delivered to the trustee pursuant to the Indenture).
(d)    The parties hereto shall use commercially reasonable efforts to obtain, and shall cooperate in obtaining, the consents that are listed on the Authorization Schedule or the Government Consent Schedule; provided that the parties shall coordinate and cooperate in determining whether any actions, notices, consents, approvals or waivers are required to be given or obtained, or should be given or obtained, in connection with the consummation of the Merger and in seeking any such actions, notices, consents, approvals or waivers.
(e)    Without limiting the generality of the foregoing, the Purchaser, the Company and the Stockholder Representative shall (and shall cause the Company's Subsidiaries to), in good faith and in a reasonably timely manner, use commercially reasonable efforts to cause each of the consents set forth on the Required Consents Schedule (the "Required Consents") to be obtained on or prior to the Closing Date.
Exclusive Dealing. During the period from the date of this Agreement through the Closing or the earlier termination of this Agreement pursuant to Section 10.01, the Company shall not take, shall cause its Stockholders and Subsidiaries not to take, and shall not cause or permit any of their respective officers, directors, employees, advisors or representatives to take, directly or indirectly, any action to solicit, encourage, initiate or engage in discussions or negotiations with, or provide any information or assistance to, any Person (other than the Purchaser and the Purchaser's Representatives), or solicit, encourage or initiate any proposal or offer from any Person (other than the Purchaser and the Purchaser's Representatives), or enter into or consummate any transaction, relating to or concerning any purchase of the Common Stock or any merger, recapitalization, share exchange or sale of assets of the Company or its Subsidiaries or any similar transactions involving the Company (other than sales of assets expressly permitted pursuant to Section 7.01) or any other alternative to the transactions contemplated hereby (including assisting or participating in, or facilitating in any other manner, any effort or attempt by any Person to do or seek any of the foregoing) (collectively, an "Acquisition Proposal"). The Company shall notify the Purchaser orally (within one (1) Business Day) and in writing (as promptly as practicable, and in any event no later than three (3) Business Days) of all relevant terms of any inquiry or proposal by a third party to do any of the foregoing that the Company, its Stockholders or any of its Subsidiaries or any of their respective officers, directors, employees, advisors or representatives may receive relating to any of such matters. Immediately after the execution of this Agreement, the Company shall, and shall cause its Stockholders and Subsidiaries and their officers, directors, employees, advisors or representatives to, cease and terminate any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any action that would constitute an Acquisition Proposal and the Company shall notify each party that was, prior to the date of this Agreement, in discussion with the Company concerning an Acquisition Proposal that no longer seeks or requests the making of any Acquisition Proposal, and withdraws any consent theretofore given to the making of any Acquisition Proposal.
Notification.
(a)    From the date hereof until the Closing Date, the Company shall notify the Purchaser in writing if the Company acquires knowledge of any fact or condition that causes or constitutes a breach of any of the representations and warranties contained in Article V as of the date of this Agreement, or if the Company acquires knowledge of the occurrence of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. Should any such fact or condition require any change in the Disclosure Schedules (or the addition of one or more schedules to describe one or more exceptions to the representations and warranties set forth in Article V) if such Disclosure Schedules were dated the date of the occurrence or discovery of any such fact or condition, the Company shall promptly deliver to the Purchaser a supplement to the Disclosure Schedules specifying such change(s).
(b)    If matters disclosed in a notification or supplement delivered pursuant to Section 7.05(a) (and in any other notification(s) or supplement(s) theretofore delivered pursuant to Section 7.05(a)) could reasonably be expected to result in Losses (including for the purposes of this Section 7.05(b), consequential damages, lost profits, indirect damages, punitive damages and exemplary damages) in an aggregate amount that exceeds $19,800,000 (and the Company so states in writing when it delivers such notification or supplement and includes a written description in reasonable detail of the Company's basis for such determination), then the Purchaser shall have the right to terminate this Agreement by giving written notice to that effect to the Company not later than the tenth (10th) Business Day after the delivery of such notification or supplement (and, if necessary, the Closing will be postponed to such tenth (10th) Business Day); provided that if the Purchaser has the right to, but does not, so elect to terminate this Agreement within such ten (10) Business Day period and subsequently the Company delivers to the Purchaser one or more additional notifications or supplements pursuant to Section 7.05(a), then the Purchaser shall have the right to terminate this Agreement within ten (10) Business Days after the delivery of each such additional notification or supplement.
(c)    If matters disclosed in a notification or supplement delivered pursuant to Section 7.05(a) (and in any other notification(s) or supplement(s) theretofore delivered pursuant to Section 7.05(a)) could reasonably be expected to result in Losses (including for the purposes of this Section 7.05(c), consequential damages, lost profits, indirect damages, punitive damages and exemplary damages, but excluding for purposes of this Section 7.05(c) all such extent actual or anticipated Losses to the extent they arise out of or are anticipated to arise out of acts or omissions of the Company or any Stockholder that are material violations or breaches of any covenant or agreement set forth in this Agreement) in an aggregate amount that exceeds $34,465,000 (and the Company so states in writing when it delivers such notification or supplement and includes a written description in reasonable detail of the Company's basis for such determination), then the Company shall have the right to terminate this Agreement by giving written notice to that effect to the Purchaser not later than the tenth (10th) Business Day after the delivery of such notification or supplement; provided that if the Company has the right to, but does not, so elect not to terminate this Agreement within such ten (10) Business Day period and subsequently the Company delivers to the Purchaser one or more additional notifications or supplements pursuant to Section 7.05(a), then the Company shall have the right to terminate this Agreement within ten (10) Business Days after the delivery of each such additional notification or supplement.
(d)    Whether or not the Purchaser has the right to terminate this Agreement pursuant to Section 7.05(b), the delivery of such notification(s) or supplement(s) shall not be deemed to amend or supplement the Disclosure Schedules for purposes of Article IX or prevent or cure any such breach for purposes of Article IX or otherwise affect any rights of the Purchaser under Article IX (except as provided in the proviso in the first sentence of Section 9.02(c)). If the Purchaser does not have the right to terminate this Agreement pursuant to Section 7.05(b), then the delivery of such notification(s) and supplement(s) shall not be deemed to amend or supplement the Disclosure Schedules for purposes of Articles IV and X or prevent or cure any breach for purposes of such Articles or otherwise affect any rights of the Purchaser under Articles IV and X.
(e)    If the Purchaser has the right to terminate this Agreement pursuant to Section 7.05(b) following the delivery of any notification or supplement pursuant to Section 7.05(a) and does not do so within the ten (10) Business Day period referred to therein, then all such disclosures included in such notification or supplement or any other notification or supplement delivered pursuant to Section 7.05(a) delivered to the Purchaser prior to the first day of such ten (10) Business Day period shall be deemed accepted by the Purchaser (other than for purposes of Article IX), the condition to Closing set forth in Section 4.01(a) shall be deemed waived with respect to the matters so disclosed in any such notification or supplement, and the disclosure relative to the Company's representations and warranties shall be deemed modified or supplemented as indicated in all such notifications and supplements for purposes of Article X.
(f)    In addition to the foregoing, between the date of this Agreement and the Closing Date, the Company shall promptly notify the Purchaser of the occurrence of any breach of any covenant of the Company in this Article VII or Article XI of the occurrence of any event that may make the satisfaction of the conditions in Article IV impossible or unlikely.
Stockholder Approval and Information Statement. The Company shall (a) immediately following the execution of this Agreement upon consideration of the recommendation of the Board of Directors of the Company, obtain from only WTH Holdings, L.L.C. its approval of the execution, delivery and performance of this Agreement and the agreements contemplated in connection herewith and the consummation of the Merger and the other transactions contemplated hereby and thereby, pursuant to written consent and in accordance with the requirements of Section 228(e) of the DGCL, the Certificate of Incorporation, the by-laws and other governing documents of the Company (the "Stockholder Approval") and (b) promptly, but no later than two (2) Business Days following the receipt thereof, provide the Purchaser a certificate of the secretary of the Company certifying the approval described in this Section 7.06 and attaching the Stockholder Approval Certificate.  Upon obtaining such irrevocable written consent from WTH Holdings, L.L.C., the Company shall, within two (2) Business Days, notify Hollywood Theater Holdings II, Inc., who as of such date shall be the only other Stockholder entitled to receive notice thereof under Sections 228(e) and 262 of the DGCL that (i) the execution, delivery and performance of this Agreement and the agreements contemplated in connection herewith and the consummation of the Merger and the other transactions contemplated hereby have been approved, and (ii) that appraisal rights are available for its shares of Common Stock (the "Appraisal Notice").  The Company shall cause the Appraisal Notice and the delivery thereof to the Stockholders to comply in all respects with Sections 228(e) and 262 of the DGCL.  Immediately following the twentieth (20th) day after the date of mailing of the Appraisal Notice to the Stockholders as required by the provisions of Section 262 of the DGCL, the Company shall notify the Purchaser in writing of the identity of any holders of Dissenting Shares and the number of shares for which each holder of Dissenting Shares intends to seek appraisal (the "Appraisal Report").
7.07    Real Property.
(a)    With respect to each Lease set forth on the Landlord Approval Schedule, the Company shall promptly after the date of this Agreement request that the lessor thereunder grant such Landlord Approval. In connection with such request, the Purchaser shall furnish to such landlord all materials required by the related Lease as a condition to or in connection with such a request, and such other information as such landlord may reasonably request from time to time. The Purchaser and the Company shall use reasonable best efforts to promptly obtain each Landlord Approval. Within five (5) calendar days of receipt of any Landlord Approval executed by any such lessor, the Company shall deliver a true and complete copy thereof to the Purchaser.
(b)     With respect to each Lease set forth on the Lessor Estoppel Schedule, the Company shall promptly after the date of this Agreement request that the lessor thereunder execute an estoppel (a "Lessor Estoppel") in the form of Exhibit E attached hereto. The Company and the

Purchaser shall use reasonable best efforts to promptly obtain such a Lessor Estoppel from each such lessor. The Company and the Purchaser shall make such modifications to the forms attached hereto as Exhibit E as such lessors shall reasonably request. Within five (5) calendar days of receipt of any Lessor Estoppel executed by any such lessor, the Company shall deliver a true and complete copy thereof to the Purchaser.
(c)    With respect to each Lease which is a sublease, the Company shall promptly after the date of this Agreement request that each superior lessor execute a commercially reasonable non-disturbance agreement in form and substance reasonably requested by the Purchaser. The Company and the Purchaser shall use commercially reasonable efforts to promptly obtain such a non-disturbance agreement, and in form and substance reasonably satisfactory to the Purchaser; provided that the Company shall have no such obligation with respect to any superior lessor that has previously executed such a commercially reasonable non-disturbance agreement in form and substance reasonably acceptable to the Purchaser.
(d)    With respect to each Lease which is, or may be, subordinate to a mortgage or deed of trust executed by the lessor, or by a superior lessor, the Company shall promptly after the date of this Agreement request that the mortgagee or beneficiary of each such deed of trust execute a non-disturbance agreement in form and substance reasonably requested by the Purchaser. The Company and the Purchaser shall use commercially reasonable efforts to promptly obtain such a non-disturbance agreement; provided that the Company shall have no such obligation with respect to any mortgagee or beneficiary that has previously executed such a non-disturbance agreement in form and substance reasonably satisfactory to the Purchaser.
(e)    With respect to each Lease for which a memorandum of lease is not recorded in the official real property records in which the Leased Real Property is located, the Company shall promptly after the date of this Agreement request that the lessor thereunder execute a memorandum of lease in form and substance reasonably requested by the Purchaser. The Company and the Purchaser shall use commercially reasonable efforts to promptly obtain such memoranda of lease, duly executed and acknowledged by such lessor and otherwise in recordable form. Within five (5) calendar days of receipt by the Company of any such memorandum executed by any such lessor, the Company shall deliver a true and complete copy thereof to the Purchaser.
(f)    The Purchaser may refuse to approve a lessor consent or estoppel on any reasonable grounds. The Purchaser shall use commercially reasonable efforts to obtain releases of all guaranties of the Company's and any Subsidiary's obligations given by any Person under any Lease, including furnishing any guaranties, additional deposits, letters of credit or other security for performance of the lessee's obligations under any of the Leases that any landlord may reasonably request.
(g)    Notwithstanding anything set forth in any estoppel, consent, non-disturbance agreement or other memorandum which is executed or delivered pursuant to this Section 7.07, as between the Purchaser and the Company, this Agreement shall govern the rights, interests, obligations and liabilities under and with respect to the Leases.

Employee Separation. The Purchaser shall provide to the Company within 30 days after the date hereof a list of the employees of the Company that will be terminated in connection with the Closing ("Separated Employees"). Upon receipt, the Company shall use its commercially reasonable efforts to obtain employment separation and release agreements, in a form and substance reasonably acceptable to the Purchaser, from the Separated Employees.
ARTICLE VIII

COVENANTS OF THE PURCHASER
Access to Books and Records. From and after the Closing, for a period of seven (7) years, the Purchaser shall, and shall cause the Surviving Corporation to, provide the Stockholder Representative, the Stockholders and their authorized representatives with reasonable access, during normal business hours and upon reasonable advance notice, at the sole expense of the Stockholder Representative or the Stockholders, to (i) the books and records (for the purpose of examining and copying) of the Surviving Corporation and its Subsidiaries with respect to periods or occurrences prior to or on the Closing Date, to the extent that such access may be reasonably required in connection with (x) the preparation of any Tax Returns or with any audit thereof, (y) any financial reporting related to the operations of the Company or any of its Subsidiaries prior to the Closing, or (z) any Action involving the Stockholders relating to the operation of the business of the Company or any of its Subsidiaries prior to the Closing, unless such Action could reasonably be expected to give rise to a Purchaser Party making an indemnity claim pursuant to Article IX, in which event the Purchaser's obligations under Section 9.04 shall supersede its obligations under this clause (z), and (ii) employees of the Purchaser for purposes of better understanding such books and records; provided that, notwithstanding the foregoing, such access does not unreasonably interfere with the normal operations of the Purchaser, the Surviving Corporation and their Subsidiaries. Unless otherwise consented to in writing by the Stockholder Representative, the Purchaser shall use its commercially reasonable efforts not to, and shall use its commercially reasonable efforts to not permit the Surviving Corporation or its Subsidiaries to, for a period of seven (7) years following the Closing Date, destroy, alter or otherwise dispose of any of the books and records of the Company or its Subsidiaries for any period prior to the Closing Date without first giving reasonable prior notice to the Stockholder Representative and offering to surrender to the Stockholder Representative such books and records or any portion thereof which the Purchaser or the Surviving Corporation may intend to destroy, alter or dispose of; provided, however, that any electronic books or records of the Surviving Corporation may be maintained, destroyed or disposed of pursuant to the Purchaser's ordinary course archiving and electronic record retention policies notwithstanding the prohibitions of this Section 8.01.
Notification.  From the date hereof until the Closing Date, the Purchaser shall notify the Stockholder Representative and the Company in writing if the Purchaser acquires knowledge of any fact or condition that causes or constitutes a breach of any of the representations and warranties contained in Article VI as of the date of this Agreement, or if the Purchaser acquires knowledge of the occurrence of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition.

Employment and Benefit Arrangements.
(a)    The Purchaser shall be responsible for all obligations arising under or pursuant to COBRA for all "M & A qualified beneficiaries" as defined under Treas. Reg. §54.4980B-9. For the avoidance of doubt, it is understood that any "M&A qualified beneficiary" who elects to receive COBRA coverage from the Purchaser must pay (or have paid on his or her behalf) the COBRA premium amount in order to obtain such coverage. Nothing in this Agreement shall be construed to limit the ability of the Purchaser to terminate the employment of any employee of the Company or any of its Subsidiaries at any time and for any or no reason on or after the Effective Time. No provision of this Section 8.03 shall create any third party beneficiary rights in any Person, including any employee or former employee of the Company or any of its Subsidiaries or any beneficiary or dependent of any such employee or former employee. In addition, nothing contained in this Agreement, express or implied: (i) shall be construed to establish, amend, or modify any benefit plan, program, agreement or arrangement; (ii) shall alter or limit the ability of the Purchaser, the Company, its Subsidiaries, or any of their Affiliates to amend, modify or terminate any benefit plan, program, agreement or arrangement at any time assumed, established, sponsored or maintained by any of them; or (iii) is intended to confer upon any current or former employee of the Company or any of its Subsidiaries or any other Person any right to employment or continued employment for any period of time by reason of this Agreement, or any right to a particular term or condition of employment.
(b)    At the written request of the Purchaser provided no later than fifteen (15) days prior to the Closing, the Company shall adopt written resolutions to terminate the Company's 401(k) plan and to one hundred percent (100%) vest all participants under said Company 401(k) plan, such termination and vesting to be effective no later than the Business Day preceding the Closing; provided, however, that such Company 401(k) Plan termination may be made contingent upon the consummation of the transactions contemplated by this Agreement. If such termination of the Company's 401(k) plan is requested, the Purchaser shall following the Closing permit employees of the Company and its Subsidiaries who were participants in the Company's 401(k) plan to immediately participate in a 401(k) plan maintained by the Purchaser or its Affiliates, and the Purchaser shall cause all employees of the Company and its Subsidiaries to be credited for participation and vesting purposes under such 401(k) plan of the Purchaser or its Affiliates with the service that was credited for similar purposes under the Company's 401(k) plan as of the Closing Date.
Conditions. The Purchaser and Merger Sub shall use commercially reasonable efforts to cause the conditions set forth in Section 4.02 to be satisfied as soon as practicable following the date hereof, to cause the Closing to occur as expeditiously as possible following the execution of this Agreement and to consummate the transactions contemplated herein as soon as reasonably possible after the satisfaction of the conditions set forth in Article IV (other than those to be satisfied at the Closing itself); provided that the Purchaser and Merger Sub shall not be required to waive any condition set forth in Section 4.01 to its obligations hereunder
Contact with Customers and Suppliers. Prior to the Closing, the Purchaser and the Purchaser's Representatives may only contact and communicate with the employees (other than the Company's officers and senior personnel, which shall not require prior approval), customers, service providers and suppliers of the Company and its Subsidiaries in connection with the transactions contemplated hereby after prior consultation with and approval of the Stockholder Representative, which approval shall not be unreasonably withheld or delayed.
Information, Etc. The Purchaser acknowledges and agrees that neither the Company nor any Affiliate or representative of the Company has made any representation or warranty, expressed or implied, as to the Company or its Subsidiaries or as to the accuracy or completeness of any information regarding the Company or its Subsidiaries furnished or made available to the Purchaser and its representatives, except as expressly set forth in Article V or in the Letter of Transmittal, and the Stockholders shall not have or be subject to any liability to the Purchaser or any other Person resulting from the distribution to the Purchaser, or the Purchaser's use of or reliance on, any such information or any information, documents or material made available to the Purchaser in any data room, presentations or in any other form in expectation of, or in connection with, the transactions contemplated hereby.
ARTICLE IX

INDEMNIFICATION
Survival of Representations, Warranties, Covenants, Agreements and Other Provisions. Except to the extent a different period is expressly set forth herein, any claim for indemnification hereunder in respect of a Stockholder Limited Indemnity Item or Purchaser Limited Indemnity Item must be asserted in a writing delivered to the Stockholder Representative or the Purchaser, as the case may be, by no later than the date that is the fifteen (15) month anniversary of the Closing Date (the "Survival Period Termination Date") and, if asserted by such date, such claim shall survive the Survival Period Termination Date until final resolution thereof. Notwithstanding anything herein to the contrary, including the foregoing sentence, (a) the covenants of the parties set forth in Article I and Article II (each, an "Excluded Covenant" and collectively the "Excluded Covenants") shall survive according to their respective terms and (b) the Survival Period Termination Date with respect to any covenant that is the subject of a claim for indemnification hereunder shall include any subsequent period of time until any dispute regarding the performance of or compliance with such covenant is finally resolved.
Indemnification from the Escrow Account for the Benefit of the Purchaser.
(a)    The Stockholders agree that, after the Closing, subject to the limitations set forth in this Article IX the Stockholders shall indemnify, defend and hold harmless the Purchaser and its Affiliates (which following the Closing shall include the Surviving Corporation and its Subsidiaries), and each of their officers, directors, agents and representatives (collectively, the "Purchaser Parties"), from and against any and all claims, demands, suits, actions, causes of actions, losses, costs, damages, liabilities and out-of-pocket expenses incurred or paid, including reasonable attorneys' fees, costs of investigation or settlement, other professionals' and experts' fees, and court or arbitration costs but specifically excluding (except to the extent the same may be awarded to a third party in a Third Party Claim) consequential damages, lost profits, indirect damages, punitive damages and exemplary damages ("Losses"), to have arisen out of or to have resulted from, in connection with, or by virtue of (i) facts or circumstances that constitute an inaccuracy, misrepresentation, breach of, default in, or failure to perform, any of the representations or warranties given or made by the Company or the Stockholder Representative in this Agreement or in the certificate delivered pursuant to Section 4.01(g)(i), (ii) facts or circumstances that constitute a breach of, default in, or failure to perform, any of the covenants given or made by the Company or the Stockholder Representative in this Agreement ((i) and (ii) collectively with Section 11.03(a), the "Stockholder Limited Indemnity Items"), (iii) any Transaction Expenses, or (iv) Adjustment Indebtedness.  For the avoidance of doubt, no Purchaser Party shall be entitled to be indemnified pursuant to this Section 9.02(a) for any liability to the extent such liability is actually reflected in the final Net Working Capital used to determine the Final Merger Consideration.
(b)    The right to indemnification, reimbursement or other remedy based upon such representations, warranties, covenants and obligations shall not be affected by any investigation (including any environmental investigation or assessment) conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date.
(c)    The aggregate liability of the Stockholders on account of all Stockholder Limited Indemnity Items pursuant to Section 9.02 and Section 11.03(a) shall be limited to $19,800,000 (the "Cap"), and claims for Losses in respect of Stockholder Limited Indemnity Items shall be limited to such amount, whether the Purchaser Party in question is the Purchaser or another Purchaser Party; provided that (i) if the Purchaser has the right to terminate this Agreement pursuant to Section 7.05 prior to the Closing and does not do so, then the Cap will be reduced by the amount, if any, of the Limited 7.05 Liabilities included in determining the Closing Working Capital Adjustment (but not by an amount that exceeds the amount of the Cap prior to such adjustment) or (ii) to the extent that a liability is reflected in the final Net Working Capital used to determine Final Merger Consideration, which arose from a Limited 7.05 Liability (without taking into account clause (ii) of such definition), then the Cap will be reduced by the amount, if any, of such liabilities included in determining the Closing Working Capital Adjustment (but not by an amount that exceeds the amount of the Cap prior to such adjustment) (such reductions in clauses (i) and (ii), the "Section 7.05 Reductions"). Without limiting the foregoing, other than the Excluded Covenants, the Purchaser Parties' sole recourse in respect of Stockholder Limited Indemnity Items shall be to the amounts held from to time by the Escrow Agent and not theretofore released pursuant to the Escrow Agreement. The Escrow Amount shall be reduced by an amount equal to the Section 7.05 Reductions and the parties agree that any amounts in excess of such reduced Escrow Amount shall be returned to the Stockholder Representative. In addition, except with respect to the Excluded Covenants, the indemnification provided for in this Section 9.02 in respect of the Stockholder Limited Indemnity Items shall not apply unless and until the aggregate Losses determined to be due for which one or more Purchaser Parties seek or have sought indemnification hereunder in respect of such claims exceeds a cumulative aggregate of $1,980,000 (the "Deductible"), in which event the Purchaser Parties shall, subject to the other limitations herein, be indemnified for such Losses to the extent in excess of the Deductible. In addition, except with respect to the Excluded Covenants, no individual claim or series of related claims by the Purchaser shall be so asserted unless and until the aggregate amount of Losses that would be payable pursuant to such claim or claims exceeds an amount equal to $5,000 (the "Mini-Basket") (it being understood that any such individual or aggregated claims for amounts less than the Mini-Basket shall be disregarded in determining whether the Deductible has been exceeded and thereafter).
(d)    In view of the Deductible and Mini-Basket, and solely for purposes of determining the amount of any Losses, the representations and warranties of the Company, the Stockholders and the Stockholder Representative set forth in this Agreement (or in any instrument, certificate or affidavit delivered at the Closing with respect thereto) shall be considered without regard to any qualification based on materiality or "Material Adverse Effect" set forth therein.
(e)    The amount to which a Purchaser Party may become entitled under this Article IX shall be net of any actual recovery (whether by way of payment, discount, credit, off-set, counterclaim or otherwise) received from a third party (including any insurer) less any cost associated with receiving such recovery in respect of a claim. To the extent that insurance, "pass-through" warranty coverage from a manufacturer or other form of recovery or reimbursement from a third party is available to any Purchaser Party to cover any item for which indemnification may be sought hereunder, the Purchaser shall, or shall cause each other Purchaser Party to, on a timely and expeditious basis, use commercially reasonable efforts to effect recovery under applicable insurance policies, and use commercially reasonable efforts to pursue to conclusion available remedies or causes of action to recover the amount of its claim as may be available from such other party; provided that the availability of a potential recovery against such a third party shall not affect the Purchaser's right to make a claim for indemnity pursuant to this Section 9.02. To the extent of any indemnification with respect to any claim referred to in the previous sentence, the Purchaser shall assign, and the Purchaser shall cause each other Purchaser Party to assign, to the Stockholder Representative, to the fullest extent allowable, its claim against such insurance, warranty coverage or third party claim, or in the event assignment is not permissible, but the Purchaser or the other Purchaser Party in question is nonetheless permitted to pursue such claim on the Stockholder Representative's behalf, the Purchaser shall pursue, or shall cause such other Purchaser Party to pursue, such claim, at the Stockholder Representative's direction and expense and without additional out-of-pocket expense to any Purchaser Party, with any recovery thereon to be transmitted promptly to the Stockholder Representative upon receipt for distribution to the Stockholders. To the extent that indemnification has not been paid on account of any such claim, any Purchaser Party may pursue recovery against such insurance warranty coverage or third party and shall be entitled to retain all recoveries made as a result of any such action. The Purchaser shall, and shall cause the Surviving Corporation and its Subsidiaries to, furnish the Stockholder Representative with such information respecting the assets, business and financial records of the Purchaser and the Surviving Corporation and its Subsidiaries relating to any such claims as the Stockholder Representative may, from time to time, reasonably request and at the sole cost and expense of the Stockholder Representative. After the Closing, the Purchaser shall maintain in effect, or will cause the Surviving Corporation and its Subsidiaries to maintain in effect, in each case until the Survival Period Termination Date, or for such longer time as there remains a claim outstanding pursuant to this Section 9.02, insurance coverage in amounts, and with coverage, not materially less favorable to the Surviving Corporation and its Subsidiaries than the insurance coverage as maintained by the Company and its Subsidiaries as of the date of this Agreement. In addition, the amount to which the Purchaser Parties may become entitled under this Article IX shall be net of any Tax benefits theretofore realized by the Purchaser and its Affiliates (including the Surviving Corporation and its

Subsidiaries, after the Closing) (offset by the amount of any Tax detriments) in respect of Losses to be indemnified hereunder, and as and when the Purchaser or any of its Affiliates realizes any Tax benefits and detriments in respect of Losses theretofore indemnified hereunder, the Purchaser shall pay the Stockholder Representative an amount equal to the amount of such Tax benefit so realized net of any Tax detriment.
(f)    Each Purchaser Party shall be responsible for taking or causing to be taken reasonable steps to mitigate its Losses upon and after becoming aware of any event that could reasonably be expected to give rise to Losses that may be indemnifiable under this Article IX.
Indemnification by the Purchaser for the Benefit of the Stockholders.
(a)    The Purchaser agrees that, after the Closing, subject to the limitations set forth in this Article IX, the Purchaser shall indemnify, defend and hold harmless the Stockholder Representative, the Stockholders or any of their Affiliates, or their respective officers, directors, partners, members, employees, agents, representatives, successors and permitted assigns (collectively, the "Seller Parties"), from and against any and all Losses to have arisen out of or to have resulted from, in connection with or by virtue of (i) any breach of any representation or warranty made by the Purchaser or Merger Sub in this Agreement or in any of the certificates or other instruments or documents furnished by the Purchaser pursuant to Section 4.02(d)(i) or (ii) facts or circumstances that constitute a breach of, default in, or failure to perform, any of the covenants given or made by the Purchaser in this Agreement (collectively, the "Purchaser Limited Indemnity Items"). The aggregate liability of the Purchaser on account of all indemnification claims made pursuant to this Section 9.03(a) shall be limited to the Cap, and claims for Losses in respect of such matters shall be limited to such amount, whether the Seller Party in question is the Stockholder Representative or another Seller Party. In addition, except as it relates to the Excluded Covenants, the indemnification provided for in this Section 9.03(a) in respect of the Seller Parties shall not apply unless and until the aggregate Losses determined to be due for which one or more Seller Parties seek or have sought indemnification hereunder in respect of such indemnification matters exceeds the Deductible, in which event the Seller Parties shall, subject to the other limitations herein, be indemnified for such Losses to the extent in excess of the Deductible.
(b)    In view of the Deductible, and solely for purposes of determining the amount of any Losses, the representations and warranties of the Purchaser and Merger Sub set forth in this Agreement (or in any instrument, certificate or affidavit delivered at the Closing with respect thereto) shall be considered without regard to any qualification based on materiality or "material adverse effect" set forth therein.
(c)    The amount to which a Seller Party may become entitled under this Article IX shall be net of any actual recovery (whether by way of payment, discount, credit, off-set, counterclaim or otherwise) received from a third party (including any insurer) less any cost associated with receiving such recovery in respect of a claim. To the extent that insurance, "pass-through" warranty coverage from a manufacturer or other form of recovery or reimbursement from a third party is available to any Seller Party to cover any item for which indemnification may be sought hereunder, the Stockholder Representative shall, or shall cause each other Seller Party to, on a timely and expeditious basis, use commercially reasonable efforts to effect recovery under applicable insurance policies and warranties, and use commercially reasonable efforts to pursue to conclusion available remedies or causes of action to recover the amount of its claim as may be available from such other party; provided that the availability of a potential recovery against such a third party shall not affect any Seller Party's right to make a claim for indemnity pursuant to this Section 9.03. To the extent of any indemnification with respect to any claim referred to in the previous sentence, the Stockholder Representative shall assign, and the Stockholder Representative shall cause each other Seller Party to assign, to the Purchaser, to the fullest extent allowable, its claim against such insurance, warranty coverage or third party claim, or in the event assignment is not permissible, but the Stockholder Representative or the other Seller Party in question is nonetheless permitted to pursue such claim on the Purchaser's behalf, the Stockholder Representative shall pursue, or shall cause such other Seller Party to pursue, such claim, at the Purchaser's direction and expense and without additional out-of-pocket expense to any Seller Party, with any recovery thereon to be transmitted promptly to the Purchaser upon receipt. To the extent that indemnification has not been paid on account of any such claim, any Seller Party may pursue recovery against such insurance warranty coverage or third party and shall be entitled to retain all recoveries made as a result of any such action. In addition, the amount to which the Seller Parties may become entitled under this Article IX shall be net of any Tax benefits theretofore realized by the Stockholder Representative, the Stockholders and their Affiliates (offset by the amount of any Tax detriments) in respect of Losses to be indemnified hereunder, and as and when the Stockholder Representative, any Stockholder or any of their Affiliates realizes any Tax benefits in respect of Losses theretofore indemnified hereunder, the Stockholder Representative shall pay the Purchaser an amount equal to the amount of such Tax benefit so realized net of any Tax detriment. The Stockholder Representative shall furnish the Purchaser with such information respecting the assets, business and financial records of the Stockholder Representative or any Stockholder relating to any such claims as the Purchaser may, from time to time, reasonably request and at the sole cost and expense of the Purchaser.
(d)    Each Seller Party shall be responsible for taking or causing to be taken reasonable steps to mitigate its Losses upon and after becoming aware of any event that could reasonably be expected to give rise to Losses that may be indemnifiable under this Article IX.
Notice of Claim.
(a)    As used herein, the term "Claim" means a claim for indemnification by any Purchaser Party or any Seller Party, as the case may be, for Losses under this Article IX (such Person making a Claim, an "Indemnitee"). An Indemnitee shall give notice of a Claim under this Agreement, whether for its own Losses or for Losses incurred by any other Purchaser Party or Seller Party, as applicable, pursuant to written notice of such Claim executed by an officer of the Purchaser or the Stockholder Representative, as applicable (a "Notice of Claim"), and delivered to the Stockholder Representative or the Purchaser, as applicable (such receiving party, the "Indemnitor"), promptly after such Indemnitee becomes aware of the existence of any potential claim by such Indemnitee for indemnification under this Article IX (but in any event not later than the Survival Period Termination Date) arising out of or resulting from: (i) any item subject to indemnification pursuant to the terms of Section 9.01 or Section 9.02; or (ii) the assertion, whether orally or in writing, against any Indemnitee of a claim, demand, suit, action, arbitration, investigation, inquiry or proceeding brought by a third party against any Indemnitee (in each such case, a "Third Party Claim") that arises out of or results from any item subject to indemnification pursuant to the terms of Section 9.01 or Section 9.02; provided that no failure or delay in the giving of such notice (so long as such notice is given not later than the Survival Period Termination Date, in the case of a Claim relating to a Stockholder Limited Indemnity Item or Purchaser Limited Indemnity Item) shall adversely affect the Indemnitee's rights with respect to such claim, unless (and then only to the extent that) the Indemnitor is materially prejudiced by such failure or delay.(b)    Each Notice of Claim by an Indemnitee shall contain the following information:
(a)    Subject to the provisions hereof, the Indemnitor on behalf of the Indemnitee shall have the right to elect to defend any Third Party Claim, and the costs and expenses incurred by the Indemnitor in connection with such defense by the Indemnitor (including attorneys' fees, other professionals' and experts' fees and court or arbitration costs) shall be paid by the Indemnitor.
(b)    Indemnitee shall give prompt written notice of any Third Party Claim to the Indemnitor; provided that (so long as such notice is given on or prior to the Survival Period Termination Date, in the case of a Claim relating to a Stockholder Limited Indemnity Item or Purchaser Limited Indemnity Item) the failure timely to give such notice shall not limit or reduce the Indemnitee's right to indemnity hereunder unless (and then only to the extent that) the Indemnitor is prejudiced thereby. The Indemnitor shall be entitled to assume the defense thereof utilizing legal counsel reasonably acceptable to the Indemnitee; provided that the Indemnitor shall not be entitled to assume control of such defense and shall pay the fees and expenses of counsel retained by the Indemnitee if the claim for indemnification relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation.
(c)    If the Indemnitor has the right to and does elect to defend any Third Party Claim, the Indemnitor shall, at the Indemnitee's request, permit the Indemnitee and its counsel to confer on the conduct of the defense thereof. The Purchaser and the Stockholder Representative shall make available to each other and each other's counsel and accountants, without charge, all of its or their books and records relating to the Third Party Claim, and each party will render to the other party such assistance as may be reasonably required in order to insure the proper and adequate defense thereof and shall furnish such records, information and testimony and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested by the other party in connection therewith.
(d)    If the Indemnitor has the right to and does elect to defend any Third Party Claim, the Indemnitor shall have the right to enter into any settlement of a Third Party Claim without the consent of the Indemnitee; provided that (i) such settlement does not involve any injunctive or other equitable relief binding upon the Indemnitee or any of its Affiliates, and (ii) such settlement expressly and unconditionally releases the Indemnitee from all liability with respect to such claim, without prejudice, other than the obligation to pay any amount that the Indemnitor pays or causes to be paid.
Exclusive Remedy.
(a)    After the Closing, the indemnification rights set forth in this Article IX are and shall be the sole and exclusive remedies of the Purchaser, the other Purchaser Parties, the

Stockholders and the Stockholder Representative and the other Seller Parties with respect to this Agreement and the transactions contemplated hereby.
(b)    Notwithstanding the foregoing, this Section 9.06 shall not be deemed a waiver by any party of its right to seek specific performance or injunctive relief in the case of another party's failure to comply with the covenants made by such other party to be performed after the Closing, or any remedy of any party in respect of any fraud committed by any other party. In addition, the parties agree that Section 9.06(a) and the limitations set forth in this Article IX shall not apply to any fraud or the willful breach of any covenant committed by any party (provided that for purposes of Section 7.05(a), "willful breach" shall mean (i) that any of Scott C. Wallace, Chuck Kirk or Clyde Cornell either (A) had actual knowledge of the underlying breach of representation or warranty required to be reported under Section 7.05(a), or (B) intentionally disregarded their duty of inquiry with their direct reports, and (ii) that any such direct report whose conduct caused the breach actually knew such conduct would cause a breach under Section 7.05(a)).
ARTICLE X

TERMINATION
Termination. This Agreement may be terminated at any time prior to the Closing:
(a)    by the mutual written consent of the Purchaser and the Stockholder Representative, on behalf of the Stockholders;
(b)    by the Purchaser if (i) the Company or the Stockholder Representative shall have breached, or failed to comply with, in any material respect any of their obligations under this Agreement or (ii) any representation or warranty made by the Company or the Stockholder Representative shall have been incorrect in any material respect when made or shall have since ceased to be true and correct in any material respect, and such breach, failure or misrepresentation is not cured within twenty (20) days after written notice thereof is delivered to the breaching party and either (x) such breaches, failures or misrepresentations render the closing conditions of the non-breaching party incapable of being satisfied or (y) such breach or failure is a failure or refusal to consummate the Merger or the transactions contemplated herein as required pursuant to Section 3.01 (provided that, in the case of any action or inaction described in this clause (y), the 20-day period described in clause (ii) above shall instead be a two (2) Business Day period);
(c)    by the Company and the Stockholder Representative, on behalf of the Stockholders, if (i) the Purchaser shall have breached, or failed to comply with, in any material respect any of its obligations under this Agreement or (ii) any representation or warranty made by the Purchaser shall have been incorrect in any material respect when made or shall have since ceased to be true and correct in any material respect, and such breach, failure or misrepresentation is not cured within twenty (20) days after written notice thereof is delivered to the breaching party and either (x) such breaches, failures or misrepresentations render the closing conditions of the non-breaching party incapable of being satisfied or (y) such breach or failure is a failure or refusal to consummate the Merger or the transactions contemplated herein as required pursuant to Section

3.01 (provided that, in the case of any action or inaction described in this clause (y), the 20-day period described in clause (ii) above shall instead be a two (2) Business Day period);
(d)    by the Purchaser or the Stockholder Representative, on behalf of the Stockholders, upon written notice to the other parties hereto, if the transactions contemplated hereby have not been consummated on or before the date that is 90 days after the date of this Agreement (the "Outside Date"); provided that, in each case, the right to terminate this Agreement under this Section 10.01(d) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing of the transactions;
(e)    by either the Purchaser or the Company, if a Governmental Entity shall have issued a Governmental Order or taken any other action, in each case which has become final and non-appealable and which restrains, enjoins or otherwise prohibits the Merger;
(f)    by the Purchaser or the Company, as provided in Section 7.05; or
(g)    by the Purchaser, if the Stockholder Approval has not been obtained within five (5) days after the date of this Agreement.
Effect of Termination.
(a)    If this Agreement is terminated under Section 10.01(a), Section 10.01(d) or Section 10.01(e) at a time when no party is in material violation or breach of a representation, warranty, covenant or agreement then all further liabilities and obligations of the Company, the Stockholder Representative or the Stockholders to the Purchaser and the Purchaser to the Company, the Stockholder Representative or the Stockholders will terminate without further liability of any party hereto.
(b)    If this Agreement is terminated under Section 10.01 (other than under Section 10.01(a)) at a time when a party is in material violation or breach of a representation, warranty, covenant or agreement, then the liabilities and obligations of the party not in such violation or breach shall terminate and the party or parties that are in violation or breach of this Agreement shall remain liable therefor and nothing in this Agreement shall be deemed to limit the remedies available against such party. Notwithstanding the foregoing, the Company, the Stockholder Representative and the Stockholders will only be liable for their willful breach of any covenant (provided that for purposes of Section 7.05(a), "willful breach" shall mean (i) that any of Scott C. Wallace, Chuck Kirk or Clyde Cornell either (A) had actual knowledge of the underlying breach of representation or warranty required to be reported under Section 7.05(a), or (B) intentionally disregarded their duty of inquiry with their direct reports, and (ii) that any such direct report whose conduct caused the breach actually knew such conduct would cause a breach under Section 7.05(a)) or fraud.
(c)    If the Agreement is terminated as provided in Section 10.01, the parties shall use their commercially reasonable efforts to cause, to the extent practicable, all filings, applications and other submissions made pursuant to this Agreement to be withdrawn from the agency or other Person to which they were made.

ARTICLE XI

ADDITIONAL COVENANTS
Disclosure Generally. All Disclosure Schedules attached hereto are incorporated herein and expressly made a part of this Agreement as though completely set forth herein. All references to this Agreement herein or in any of the Disclosure Schedules shall be deemed to refer to this entire Agreement, including all Disclosure Schedules.
Provision Respecting Legal Representation. It is acknowledged by each of the parties hereto that each of the Stockholder Representative, Company, the Stockholders, their Subsidiaries and GTCR LLC have retained Kirkland & Ellis LLP ("K&E") to act as its counsel in connection with the transactions contemplated hereby and that K&E has not acted as counsel for any other party hereto in connection with the transactions contemplated hereby and that none of the other parties hereto has the status of a client of K&E for conflict of interest or any other purposes as a result thereof. The Purchaser, Merger Sub, the Stockholder Representative, the Company, the Stockholders and their respective Subsidiaries hereby agree, on their own behalf and on behalf of their respective directors, equityholders, members, partners, officers, employees and Affiliates, that, in the event that a dispute arises after the Closing between the Purchaser, the Surviving Corporation, and/or its Subsidiaries on the one hand, and the Stockholders, the Stockholder Representative, GTCR LLC or their respective Affiliates, on the other hand, K&E may represent the Stockholder Representative, the Stockholders, GTCR LLC and/or such Affiliates in such dispute even though the interests of the Stockholder Representative, the Stockholders, GTCR LLC and/or such Affiliates may be directly adverse to the Purchaser, the Surviving Corporation or its Subsidiaries, and even though K&E may have represented the Company or its Subsidiaries in a matter substantially related to such dispute, or may be handling ongoing matters for the Purchaser, the Surviving Corporation or any of their Subsidiaries. The Purchaser and Merger Sub further agree that, as to all communications among K&E, the Company, its Subsidiaries, the Stockholder Representative, the Stockholders, GTCR LLC and/or any of their respective Affiliates that relate in any way to the transactions contemplated by this Agreement, the attorney–client privilege and the expectation of client confidence belongs to the Stockholders and may be controlled by the Stockholders and shall not pass to or be claimed by the Purchaser, the Surviving Corporation or any of their Subsidiaries. Notwithstanding the foregoing, in the event that a dispute arises between the Purchaser, the Surviving Corporation or any of their Subsidiaries and a third party (other than a party to this Agreement or any of their respective Affiliates) after the Closing, the Surviving Corporation and its Subsidiaries may assert the attorney–client privilege to prevent disclosure of confidential communications by K&E to such third party; provided, however, that neither the Surviving Corporation nor its Subsidiaries may waive such privilege without the prior written consent of the Stockholder Representative, on behalf of the Stockholders, and GTCR LLC.
Tax Matters.
(a)    Subject to the limitations of Article IX made applicable to this Section 11.03(a), the Stockholders shall, severally and not jointly, indemnify and hold harmless hereunder the Purchaser Parties from and against any Losses attributable to (i) all Taxes (or the non-payment thereof) of the Company and its Subsidiaries for all taxable periods or portions thereof ending on or before the Closing Date, (ii) any and all Taxes of any member of an affiliated, consolidated, combined, or unitary group of which the Company or any of its Subsidiaries (or any predecessor of any of the foregoing) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulations Section 1.1502-6 or any analogous or similar state, local, or foreign law or regulation, (iii) any and all Taxes of any Person imposed on the Company or any of its Subsidiaries as a transferee or successor, by contract or pursuant to any law, rule or regulation, which Taxes are imposed on the Company or any of its Subsidiaries as a result of an event or transaction occurring prior to the Closing, and (iv) any Taxes of the Company and its Subsidiaries imposed upon or arising from the transactions contemplated by the Asset Purchase Agreement (collectively, together with any other amounts for which the Purchaser Parties may be entitled to be indemnified for under this Section 11.03(a), the "Indemnified Taxes"); provided, that no indemnity shall be provided under this Section 11.03(a) for Losses for Taxes to the extent taken into account in the final calculation of Net Working Capital, Adjustment Indebtedness, Transaction Expenses or Change of Control Payments pursuant to Section 2.01. In the case of any Taxes that are imposed on a periodic basis and are payable for a Tax period that includes (but does not end on) the Closing Date, the portion of such Tax related to the portion of such Tax period ending on and including the Closing Date shall (A) in the case of any Taxes other than gross receipts, sales, use or withholding Taxes and Taxes based upon or related to income or payments, be deemed to be the amount of such Tax for the entire Tax period multiplied by a fraction, the numerator of which is the number of days in the Tax period ending on and including the Closing Date, and the denominator of which is the number of days in the entire Tax period, and (B) in the case of any Tax based upon or related to income and any gross receipts, sales or use Tax, be deemed equal to the amount which would be payable if the relevant Tax period ended on and included the Closing Date (and for such purpose, the Taxable period of any partnership or other pass‑through entity in which the Company holds a beneficial interest shall be deemed to terminate at such time). The Stockholder Representative shall reimburse the Purchaser for any Taxes that are the responsibility of the Stockholders no later than ten (10) Business Days after the later of (i) the date the Stockholder Representative receives written notice of such claim from the Purchaser and (ii) payment of such Taxes by the Company and its Subsidiaries to the applicable Governmental Entity. The Purchaser's sole recourse in respect of any amounts for Taxes due from the Stockholders pursuant to this Section 11.03(a) shall be the amounts held from time to time by the Escrow Agent and not theretofore released pursuant to the Escrow Agreement.
(b)    The Company and its Subsidiaries shall prepare or cause to be prepared and timely file or cause to be filed all Tax Returns for the Company and its Subsidiaries for all periods ending prior to or including the Closing Date the due date of which (including extensions) is before the Closing Date (the "Pre-Closing Returns") and shall timely pay all Taxes due with respect to such Tax Returns. The Purchaser shall prepare or cause to be prepared and timely file or cause to be filed all Tax Returns for the Company and its Subsidiaries for all periods ending prior to or including the Closing Date the due date of which (including extensions) is after the Closing Date (the "Post-Closing Returns"). Each Pre-Closing Return and Post-Closing Return shall be prepared and timely filed in a manner consistent with past practice, except as otherwise required by applicable Law. A reasonable period of time prior to the date on which each such Pre-Closing Return with respect to income Taxes (each a "Pre-Closing Income Return") and Post-Closing Return is required to be filed (such reasonable period to be not less than thirty (30) days in the case of income Tax Returns), the Stockholder Representative (in the case of a Pre-Closing Income Return) or the

Purchaser (in the case of a Post-Closing Return) shall submit such Tax Return to the Purchaser (in the case of a Pre-Closing Income Return) or the Stockholder Representative (in the case of a Post-Closing Return) for its review and comment. Prior to the due date for the filing of such Tax Returns (at least fifteen (15) days prior in the case of income Tax Returns), the party reviewing the Tax Return shall notify the party preparing the Tax Return of any objection the party reviewing the Tax Return may have to any items set forth on such draft Tax Return. If, after consulting in good faith, the Purchaser and the Stockholder Representative are unable to resolve such objection(s), such objection(s) shall be referred to the Accounting Firm for resolution in a manner consistent with past practices of the Company (except as otherwise required by Law). In preparing the Tax Returns pursuant to this Section 11.03(b), the Company, the Purchaser and the Stockholder Representative agree that the fair market value of the assets acquired pursuant to the Asset Purchase Agreement is equal to the Purchase Price as defined therein.
(c)    If the Accounting Firm is unable to make a determination with respect to any disputed item within five (5) days prior to the due date for the filing of the Tax Return in question, then the party preparing the Tax Return may file such Tax Return on the due date thereof without such determination having been made and without the consent of the party reviewing the Tax Return. Notwithstanding the filing of such Tax Return, the Accounting Firm shall make a determination with respect to any disputed item, and the amount of Taxes for which the Stockholders are responsible under Section 11.03(a) shall be determined by the Accounting Firm. The Accounting Firm will determine the allocation of the cost of its involvement in the matter based on the inverse of the percentage its determination (before such allocation) bears to the total amount of the total items in dispute as originally submitted to the Accounting Firm.
(d)    At its election, the Stockholder Representative shall have the right to represent (at its own expense and through counsel of its choice) the Company and its Subsidiaries' interests in respect of, and shall have control of the defense, compromise or other resolution of, any audit, proceeding, litigation or examination by any Governmental Entity relating to Taxes of the Company and its Subsidiaries (each, a "Tax Audit") for any tax periods ending on or before the Closing Date, provided that prior to assuming control or defense of any such Tax Audit the Stockholder Representative undertakes in writing to reimburse the Company and its Subsidiaries for any Taxes arising from the disposition of such Tax Audit (except to the extent an amount with respect to such Taxes was included in the final calculation of Net Working Capital, Adjustment Indebtedness, Transaction Expenses or Change of Control Payments); provided, further that (i) the Purchaser shall be entitled to participate at its own expense in such Tax Audit, and (ii) the Stockholder Representative may not settle or otherwise dispose of any Tax Audit for which the Purchaser, the Company or any of their Affiliates may have liability that is not indemnified or indemnifiable by Stockholders hereunder without the prior written consent of the Purchaser, which consent will not be withheld, delayed or conditioned unreasonably. In the case of a Tax Audit for a tax period ending on or before the Closing Date for which Stockholder Representative does not assume control pursuant to the preceding sentence or a tax period including but not ending on the Closing Date (a "Straddle Period"), the Stockholder Representative shall be entitled to participate at its own expense in any Tax Audit relating in any part to Taxes attributable to the portion of such Straddle Period deemed to end on the Closing Date. Except as described in the first sentence of this Section 11.03(d), the Purchaser shall control the conduct of any Tax Audit. However, none of the Purchaser or any of its Affiliates

(including the Surviving Corporation and its Subsidiaries) may settle or otherwise dispose of any Tax Audit for which Stockholders or any of their Affiliates may have liability, or which may result in an increase in Stockholders' or their Affiliates' liability, without the prior written consent of the Stockholder Representative, which consent will not be withheld, delayed or conditioned unreasonably.
(e)    Except as required by applicable Law, without the prior written consent of the Stockholder Representative (which consent will not be withheld, delayed or conditioned unreasonably, for which purpose the withholding or conditioning of the Stockholder Representative's consent on the basis that any such action not increase Stockholders' liability under Article IX or Section 11.03(a) shall be deemed reasonable), the Purchaser will not (i) except for Tax Returns that are filed in accordance with Section 11.03(b) and (c) file or amend or permit the Surviving Corporation or its Subsidiaries to file or amend any Tax return relating to a taxable period (or portion thereof) ending on or prior to the Closing Date (a "Pre-Closing Tax Period"), (ii) with respect to Tax Returns filed pursuant to Section 11.03(b) or (c), amend or permit any of the Surviving Corporation or its Subsidiaries to amend any such Tax Return (except pursuant to a determination by the Accounting Firm as provided for in Section 11.03(c)) or (iii) extend or waive, or cause to be extended or waived, or permit the Surviving Corporation or its Subsidiaries to extend or waive, any statute of limitations or other period for the assessment of any Tax or deficiency related to a Pre-Closing Tax Period (provided, however, that nothing herein shall prohibit or constrain the right of the Purchaser, the Surviving Corporation or any of its Subsidiaries to request or obtain an extension of the due date for filing any Tax Return).
(f)    The Purchaser and the Stockholders will each pay fifty percent (50%) of any transfer, documentary, sales, use, registration and real property transfer or real property gains tax, stamp tax, excise tax, stock transfer tax, or other similar Tax imposed on the Company or the Stockholders as a result of the transactions contemplated by this Agreement (collectively, "Transfer Taxes"), and any penalties or interest with respect to the Transfer Taxes. The Stockholder Representative agrees to cooperate with the Purchaser in the filing of any returns with respect to the Transfer Taxes, including by promptly supplying any information in its possession that is reasonably necessary to complete such returns.
(g)    The Stockholders shall be entitled to any Tax refunds or credits that are received by the Purchaser, the Surviving Corporation or its Subsidiaries attributable to Taxes paid by the Stockholders, the Company or its Subsidiaries with respect to any pre-Closing Tax period (or portion thereof), and the Purchaser shall pay to the Stockholders by wire transfer of immediately available funds to the account or accounts designated by the Stockholder Representative any such refund or the amount of any such credit promptly after actual receipt of such refund or credit against Taxes; provided, however, that (i) the Stockholders shall have no right to any Tax refund or credit that is attributable to the carry back to a pre-Closing period of a loss, deduction or credit arising in any tax period or portion of a tax period subsequent to the Closing Date, (ii) the Stockholders shall have no right to a Tax refund or credit if, and to the extent that, the right to such refund or credit was taken into account in the computation of Net Working Capital finally determined pursuant to Article II, and (iii) the Purchaser may apply any Tax refund or credit to which the Stockholders would otherwise be entitled pursuant to the provisions of this Section 11.03(g) against any Loss described in Section 11.03(a) (provided that the Purchaser agrees to promptly pay to Stockholders the amount of such Tax refund or credit that is erroneously applied by the Purchaser as an offset if the Purchaser's claim under Section 11.03(a) is later determined to be incorrect or overstated). After the Closing, the Purchaser shall cause the Surviving Corporation and its Subsidiaries to continue to work in good faith and use commercially reasonable efforts, consistent with the other business objectives and priorities of the Surviving Corporation and its Subsidiaries, to diligently prosecute any Tax refund claims in order to legally maximize and obtain any Tax refunds or credits to which Stockholders are entitled hereunder; provided, that the Purchaser may reduce the amount of any Tax refund or credit otherwise payable to the Stockholders by the Purchaser's reasonable costs and expenses of obtaining such Tax refund or credit.
(h)    Any and all existing Tax sharing or similar agreements between the Company or any of its Subsidiaries, on the one hand, and any Affiliate of the Company other than one of its Subsidiaries, on the other hand, shall be terminated and all payables and receivables arising thereunder shall be settled, in each case prior to the Closing Date. After the Closing Date, neither the Surviving Corporation nor any of its Subsidiaries shall have any further rights or liabilities thereunder or under any payables or receivables arising thereunder.
(i)    The Purchaser and the Stockholders shall cooperate, as and to the extent reasonably requested by the other party, in connection with the preparation and filing of any Tax Return and any Tax audit. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such Tax Return, audit, litigation or other proceeding or any tax planning, and making employees available on a mutually convenient basis to provide additional information and explanation of any materials provided hereunder.
(j)    In the event of any conflict or inconsistency between the provisions of this Section 11.03 and the provisions of Article IX, the provisions of this Section 11.03 shall control with respect to Taxes and any Loss relating to Taxes.
(k)     Any indemnification payment pursuant to the provisions of Article IX or this Section 11.03 shall be treated by the parties for Tax purposes as an adjustment to the Base Consideration received by the Stockholders pursuant to Article III unless a different treatment is required by applicable Law.
(l)    None of the Purchaser, Merger Sub, the Company or any of their Affiliates shall make any election under Section 338 of the Code (or any similar provision under state, local or foreign law) with respect to the transactions contemplated by this Agreement.
ARTICLE XII

DEFINITIONS

Definitions. For purposes hereof, the following terms when used herein shall have the respective meanings set forth below:
"Action" means any action, suit, claim, proceeding, litigation, arbitration, investigation or similar legal or administrative proceeding (whether sounding in contract, tort or otherwise, whether at law or in equity and whether civil or criminal).
"Affiliate" of any particular Person means any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such particular Person, where "control" means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise.
"Allocable Portion of the Closing Merger Consideration" means with respect to any share of Common Stock outstanding at the Effective Time, an amount in cash, without interest, equal to the Closing Merger Consideration multiplied by the fraction for which the numerator of which is one share of Common Stock and the denominator of which is the aggregate number of all Fully Diluted Shares.
"Business Day" means any day other than a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in Chicago, Illinois or New York, New York.
"Capital Expenditures" means, cash outlays for capital projects that would normally be classified as capital expenditures and payments on capital lease obligations on the Company's Financial Statements or required by GAAP to be set forth on the Company's Financial Statements.
"Cash" means, with respect to the Company and its Subsidiaries, as of 11:59 p.m. Eastern Time on the day immediately preceding the Closing Date, all cash, cash equivalents and marketable securities (as determined in accordance with GAAP) held by the Company or its Subsidiaries at such time; it being understood and agreed that Cash shall be reduced by the amount of any checks written and mailed (but not yet cashed) by the Company or any of its Subsidiaries and increased by the amount of checks and drafts deposited for the account of the Company or any of its Subsidiaries.
"Change of Control Payments" means the aggregate amount payable by the Company or any of its Subsidiaries with respect to (a) severance payments owed to (i) Scott Wallace, (ii) Clyde Cornell, (iii) Chuck Kirk and (iv) Paul Rosenfeld, (b) amounts payable pursuant to the termination of the (A) WTMC Management Agreement, (B) Professional Services Agreement, dated as of April 23, 1999, by and between GTCR Golder Rauner, L.L.C. and Hollywood Theater Holdings, Inc. and (C) the Amended and Restated Management Services Agreement, dated as of August 6, 2004, by and between Hollywood Theater Holdings, Inc. and Wallace Theater Corporation II and (c) the aggregate amount of all change of control or bonus payments that are payable by the Company and its Subsidiaries to any Person solely as a result of the consummation of the Closing; provided, however, that in no event shall any (x) retention payments made pursuant to any employment agreement or (y) any severance payments made to employees who are terminated on or after the

Closing Date (other than as contemplated pursuant to clause (a) above) be considered Change of Control Payments.
"Divestiture" means (i) any sale, transfer, separate holding, divestiture or other disposition, or any prohibition of, or any limitation on, the acquisition, ownership, operation, effective control or exercise of full rights of ownership, of any asset(s) or business(es) of the Company, the Company's Subsidiaries, the Purchaser or any of the Purchaser's Affiliates or (ii) the termination or amendment of any existing or contemplated governance structure or contractual or governance rights of the Company, the Company's Subsidiaries, the Purchaser or any of the Purchaser's Affiliates.
"Environmental Law" means any Laws or any injunction, judgment, ruling, assessment, order or decree of any Governmental Entity, as in effect on or prior to the date hereof, relating to the protection of human health (as it relates to the management or exposure to Hazardous Substances) or the protection of the environment (including air, water, soil and natural resources) or the generation, use, storage, transport, handling, Release, exposure to or disposal of any Hazardous Substance, noise, odor, or radiation.

"Final Merger Consideration" shall have the meaning set forth in Section 1.03(b) of this Agreement, as finally determined pursuant to Section 2.01(d) of this Agreement.
"Fully Diluted Shares" means an amount equal to the sum of the total number of shares of Common Stock outstanding immediately prior to the Effective Time.
"GAAP" means generally accepted accounting principles in the United States as in effect from time to time, applied on a consistent basis.
"Governmental Entity" means any federal, national, state, foreign, provincial, local or other government or any governmental, regulatory, administrative or self‑regulatory authority, agency, bureau, board, commission, court, judicial or arbitral body, department, political subdivision, tribunal or other instrumentality thereof.
"Governmental Order" means any award, injunction, judgment, order, consent decree or decree issued or made by or entered into with any Governmental Entity.
"Hazardous Substance" means (a) any substance, material or waste that is hazardous, toxic or radioactive, (b) any material or substance listed, regulated or defined under any Environmental Law, (c) any other environmental contaminant, pollutant, waste, or pesticide and (d) any petroleum, petroleum hydrocarbons, petroleum products, crude oil and any fractions, byproducts or derivatives thereof.
"Indebtedness" means, as of any particular time, without duplication, (a) all obligations or other liabilities (including all obligations and liabilities in respect of principal, interest, penalties, reimbursements, indemnities, fees and premiums whether accrued or otherwise) of the Company and its Subsidiaries (i) for any borrowed money or with respect to deposits or advances of any kind (other than trade payables or accruals incurred in the Ordinary Course of Business), (ii)

in respect of capitalized leases (it being agreed by the parties that, for purposes of this Agreement, no Lease will be deemed to be a capital lease or otherwise be treated as Indebtedness hereunder), (iii) evidenced by outstanding notes, bonds, debentures or similar contracts, securities or agreements, including, without limitation, Indenture Debt, (iv) for the deferred purchase price of property, goods or services (but excluding trade payables, accrued expenses and accruals incurred in the Ordinary Course of Business), (v) in respect of letters of credit, bankers' acceptances, surety bonds, bids, performance bonds and similar instruments or reimbursement obligations with respect thereto, in each case, to the extent drawn or funded, and under "keep well" or other agreements to maintain any financial statement condition of another Person, and (vi) with respect to, or for break fees or other breakage costs for contracts or agreements relating to, interest rate protection, swap agreements and collar agreements and (b) all indebtedness in the nature of guarantees, directly or indirectly, in any manner by the Company or its Subsidiaries through an agreement, contingent or otherwise, of the obligations of other Persons described in clauses (a)(i) through (a)(vi). For purposes of Article I of this Agreement, Indebtedness shall mean Indebtedness, as defined above, outstanding as of 11:59 p.m. Eastern Time on the day immediately preceding the Closing Date.
"Indenture" means the Indenture, dated as of June 23, 2009, by and among the Company, the guarantors named therein, US Bank, as Trustee and Collateral Agent.
"Indenture Debt" means all liabilities in respect of principal, interest, penalties, reimbursements, indemnities, fees and premiums (whether accrued or otherwise) of the Company and its Subsidiaries in respect of the Senior Notes, and the redemption thereof in accordance with the Indenture, dated as of June 23, 2009, by and among the Company, the guarantors named therein, US Bank, as Trustee and Collateral Agent.
"Intellectual Property" means any or all of the following: (i) copyrights and registrations and applications for registration thereof; (ii) trade names, trademarks, service marks, and trade dress, and registrations and applications for registration thereof; (iii) patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (iv) internet uniform resource locators and domain names; and (v) inventions, know-how, trade secrets, computer software and proprietary information.
"Landlord Approval" means any consent, approval or waiver required by the express terms of any Lease identified on the Landlord Approval Schedule to be obtained from the landlord thereunder with respect to the transfer or change in control of any Company to the Purchaser that will result from the consummation of the transactions contemplated by this Agreement.
"Law" means any law (including common law), rule, regulation, judgment, injunction, order, ordinance, statute, code, writ or decree of any court or other Governmental Entity.
"Liens" means any encumbrance, claim, charge, hypothecation, infringement, lien, deed of trust, mortgage, easement, encroachment, pledge, restriction, security interest, servitude, transfer restriction, option, attachment, title retention or other security arrangement, or any other adverse right or interest, encumbrance, charge or claim of a similar nature in or on any asset, property or property interest.

"Limited 7.05 Liability" means any actual or anticipated Losses of the Company and its Subsidiaries (including for the purposes of this definition, consequential damages, lost profits, indirect damages, punitive damages and exemplary damages) arising out of or anticipated to arise out of matters disclosed in notifications or supplements delivered by the Company pursuant to Section 7.05(a), but only (i) to the extent such Losses relate to or arise from Stockholder Limited Indemnity Items, and (ii) if the Purchaser had the right to, but did not, terminate this Agreement pursuant to Section 7.05.
"Material Adverse Effect" means any effect or change that would be materially adverse to the business, properties, assets, liabilities, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, or on the ability of the Company to consummate timely the Merger or the transactions contemplated herein or perform any of its other obligations under this Agreement or any agreement executed in connection hereto; provided that none of the following shall be deemed to constitute, or shall be taken into account in determining whether there has been or may be, a Material Adverse Effect: (i) any adverse change, event, development or effect arising from or relating to (A) general business or economic conditions (including those in one or more of the geographic markets in which the Company and its Subsidiaries conduct business), including such conditions related to the business of the Company and its Subsidiaries, (B) national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon anywhere in the world, (C) financial, banking, or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (D) changes in GAAP, (E) changes in Law, rules, regulations, orders, or other binding directives issued by any Governmental Entity, or (F) the execution or announcement of this Agreement or the taking of any action contemplated by this Agreement, unless in the case of clauses (A), (B), (C), (D) and (E), such change, event, development or effect has had a disproportionate effect on the Company and its Subsidiaries as compared to other Persons in the industry in which the Company and its Subsidiaries operate, and (ii) any adverse change in or effect on the business of the Company and its Subsidiaries that is cured before the earlier of (A) the Closing Date and (B) the date on which this Agreement is terminated pursuant to Article X.
"Net Working Capital" means (i) current assets (excluding Cash and deferred income tax assets) of the Company and its Subsidiaries as of 11:59 p.m. Eastern Time on the day immediately preceding the Closing Date, minus (ii) current liabilities (excluding Adjustment Indebtedness, deferred income tax liabilities, Transaction Expenses and Change of Control Payments) of the Company and its Subsidiaries as of 11:59 p.m. Eastern Time on the day immediately preceding the Closing Date, in each of the immediately preceding clauses (i) and (ii) to the extent such current assets and current liabilities are designated as such on Exhibit C attached hereto; provided that, if the Purchaser has the right to terminate this Agreement pursuant to Section 7.05 prior to the Closing and does not do so, then the aggregate amount of Limited 7.05 Liabilities that will be included as current liabilities for purposes of computing the Net Working Capital (which shall only be included to the extent consistent with Section 2.01) shall not be greater than the amount (if any) by which the Cap exceeds the aggregate amount (if any) of Losses with respect to Stockholder Limited Indemnity Items for which the Purchaser Parties are indemnified pursuant to Section 9.02 (without giving any effect to the Deductible) prior to the date upon which the Final Merger Consideration is determined. For example, if the aggregate amount of Losses with respect to Stockholder Limited Indemnity Items for which the Purchaser Parties are indemnified pursuant to Section 9.02 prior to the date upon which the Final Merger Consideration is determined were $1,000,000, then the amount described above would be $18,800,000, and the maximum aggregate amount of Limited 7.05 Liabilities that could be included as current liabilities for purposes of computing the Net Working Capital would be $18,800,000. Exhibit C attached hereto sets forth an example of the calculation of the Net Working Capital as of December 31, 2012. Such calculation is included for reference purposes only, and the Company does not make any representation or warranty, and will not incur any liability, in respect thereof.
"Non‑Recourse Party‑" means, with respect to a party to this Agreement, any of such party's former, current and future equityholders, controlling Persons, directors, officers, employees, agents, representatives, Affiliates, members, managers, general or limited partners, or assignees (or any former, current or future equityholder, controlling Person, director, officer, employee, agent, representative, Affiliate, member, manager, general or limited partner, or assignee of any of the foregoing).
"Ordinary Course of Business" means the ordinary course of business consistent with past practices.
"Permitted Liens" means (i) statutory Liens for current Taxes not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings by the Company and/or its Subsidiaries and for which appropriate reserves have been established in accordance with GAAP; (ii) statutory Liens of landlords for amounts not yet delinquent, provided such Liens are enforceable only in the event of a default by the tenant under a Lease, and provided such Liens do not encumber digital projection equipment; (iii) such rights, if any, of any public utility company to construct and/or maintain lines, pipes, wires, cables, poles, conduits and distribution boxes and equipment in, over, under, and/or upon any portion of the Owned Real Property and Leased Real Property, provided no such rights would allow such company to remove or destroy any improvements for which a certificate of occupancy has been issued; (iv) oil, gas, and mineral rights of record against the Owned Real Property and Leased Real Property, provided the holder of such has no surface right of entry on the Real Property; (v) with respect to the Leased Real Property, Liens created against the fee title of such real property by the owner thereof, provided that such Liens are not enforceable against the tenant; (vi) Liens that will be discharged and released in full prior to or in connection with the Closing; (vii) mechanics', carriers', workers', repairers' and similar statutory Liens arising or incurred in the Ordinary Course of Business for which appropriate reserves have been established in accordance with GAAP; (viii) zoning, entitlement, building and other land use regulations imposed by Governmental Agencies having jurisdiction over the Leased Real Property or the Owned Real Property which the current use and operation of the Leased Real Property or the Owned Real Property, as applicable do not and will not with the passage of time, violate, and which do not require, as a condition of their continued effectiveness, the expenditure of any material sum of money; (ix) Liens arising pursuant to or securing Adjustment Indebtedness; (x) Liens not related to indebtedness for borrowed money that do not, individually or in the aggregate, materially interfere with the use, occupancy or operation of the Leased Real Property or the Owned Real Property; (xi) statutory Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, employment insurance and other social security legislation; (xii) any Lien arising as a result of this Agreement; (xiii) covenants, conditions, restrictions, easements and other similar matters of record affecting title to the Leased Real Property or the Owned Real Property which do and will not, individually or in the aggregate, (A) materially impair the occupancy or use of the Real Property for any of the purposes for which it is currently used or proposed to be used by the Company or its Subsidiaries, (B) require the expenditure of any material sum of money by the Company or any of its Subsidiaries, (C) require any consent in connection with the transactions contemplated hereby, including consent to any change of signage or trade name to reflect any trade name used by the Purchaser, or (D) contain any right of first offer, right of first refusal or other preferential right, or any termination or cancellation right, in favor of any third person, and which right affects the Company or any of its Subsidiaries, or any of their property; and (xiv) matters which would be disclosed by a reasonable visual inspection of openly accessible areas of the Real Property by an ordinary person.
"Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Entity or any department, agency or political subdivision thereof.
"Real Property" means the Leased Real Property and the Owned Real Property.
"Release" means any presence, emission, spill, seepage, leak, escape, leaching, discharge, injection, pumping, pouring, emptying, dumping, disposal, migration, or release of Hazardous Substances from any source into or upon the environment.
"Residual Percentage" means the percentage set forth next to each Stockholder's name on the Stockholders Schedule.
"Senior Notes" means the Company's Senior Secured Floating Rate Notes due 2013.
"Stockholder Approval Certificate" means a stockholder approval certificate in the form attached as Exhibit F executed and delivered by WTH Holdings, L.L.C. which certificate shall indicate the signatory's consent to and approval of the transactions proposed in this Agreement.
"Stockholders" means the holders of all issued and outstanding shares of Common Stock at the Effective Time.
"Subsidiary" means, with respect to any Person, any corporation of which a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof, or any partnership, association or other business entity of which a majority of the partnership or other similar ownership interest is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof. For purposes of this definition, a Person is deemed to have a majority ownership interest in a partnership, association or other business entity if such Person is allocated a majority of the gains or losses of such partnership, association or other business entity or is or controls the managing director or general partner of such partnership, association or other business entity.
"Target Net Working Capital Amount" means zero dollars ($0.00), calculated as set forth on Exhibit F attached hereto.
"Tax" means any federal, state, local or foreign income, gross receipts, franchise, alternative minimum, sales, use, transfer, escheat, value added, excise, stamp, customs, duties, real property, personal property, capital stock, social security, unemployment, or other tax including any interest, penalties or additions to tax.
"Tax Returns" means any return, report, information return, amended return or other document (including schedules or any related or supporting information) filed or required to be filed with any Governmental Entity charged with the determination, assessment or collection of any Tax.
"Theatre Level Cash Flow" for any theatre for any period means the net income of such theatre for such period plus, to the extent deducted in determining such net income, and without duplication, net interest expense, Taxes relating to income, depreciation, amortization, provision for straight-line rent and allocations of corporate overhead, all determined in accordance with GAAP and in good faith from (i) the accounting records of the Company and its Subsidiaries and in a manner consistent with their past practices, if such theatre is operated by one or more of the Company and its Subsidiaries, or (ii) the accounting records of the Purchaser and its Affiliates and in a manner consistent with their past practices, if such theatre is operated by one or more of the Purchaser and its Affiliates.
"Transaction Expenses" shall mean all fees and expenses payable in connection with the transactions contemplated by this Agreement by the Company or its Subsidiaries, the Stockholder Representative, Stockholders or their Affiliates, including, but not limited to the fees and expenses set forth on the Transaction Expenses Schedule attached hereto (which Schedule may be updated from time to time by the Stockholders without consequence under Section 7.05); provided that Transaction Expenses shall not include any Change of Control Payments, any retention payments made pursuant to any employment agreement or any other severance payments made to employees who are terminated on or after the Closing Date.
Other Definitional Provisions.
(a)    Accounting Terms. Accounting terms which are not otherwise defined in this Agreement have the meanings given to them under GAAP. To the extent that the definition of an accounting term defined in this Agreement is inconsistent with the meaning of such term under GAAP, the definition set forth in this Agreement will control.
(b)    Successor Laws. Any reference to any particular Code section or any Law will be interpreted to include any revision of or successor to that section regardless of how it is numbered or classified.

Index of Defined Terms.

	Page		Page
Accounting Firm	10	ERISA	22
Acquisition Proposal	42	Escrow Account	13
Adjustment Escrow Amount	13	Escrow Agent	13
Adjustment Indebtedness	6	Escrow Agreement	13
Affiliate	61	Escrow Agreement	13
Agreement	5	Estimated Adjustment Indebtedness	6
Allocable Portion of the Closing Merger Consideration	61	Estimated Cash	6
Appraisal Notice	45	Estimated Closing Date Balance Sheet	6
Appraisal Report	45	Estimated Closing Statement	6
Authorized Action	71	Estimated Net Working Capital Amount	6
Base Consideration	7	Exchange Act	38
Business Day	61	Excluded Covenant	49
Cap	49	Final Merger Consideration	7, 62
Capital Expenditures	62	Financial Statements	20
Cash	62	Former Stockholder	70
Certificate of Merger	5	Fully Diluted Shares	62
Change of Control Payments	62	GAAP	63
Claim	53	Governmental Entity	63
Closing	12	Governmental Order	63
Closing Balance Sheet	9	Hazardous Substance	63
Closing Date	12	Indebtedness	63
Closing Merger Consideration	7	Indemnified Taxes	57
Closing Transactions	12	Indemnitee	53
Closing Working Capital Adjustment	7	Indemnitor	53
Code	32	Indenture	63
Common Stock	5	Indenture Debt	63
Company	5	Intellectual Property	64
Company Intellectual Property	30	K&E	56
Confidentiality Agreement	41	Landlord Approval	64
Deductible	50	Latest Balance Sheet	20
DGCL	5	Law	64
Disclosure Schedules	18	Lease	23
Dispute Notice	10	Leased Real Property	23
Dissenting Shares	9	Leases	23
Divestiture	62	Lessor Estoppel	45
Effective Time	5	Letter of Transmittal	7
Environmental Law	62	Liens	64

Limited 7.05 Liability	64	Residual Percentage	67
Losses	49	Schedule	18
Material Adverse Effect	64	SEC	38
Merger	5	Section 7.05 Reductions	50
Merger Sub	5	Seller Parties	51
Mini-Basket	50	Senior Notes	67
Net Working Capital	65	Separated Employees	46
Non‑Recourse Party	65	Stockholder Approval	44
Notice of Claim	53	Stockholder Approval Certificate	67
Ordinary Course of Business	65	Stockholder Limited Indemnity Items	49
Outside Date	55	Stockholder Representative	5
Owned Real Property	25	Stockholders	67
Permits	34	Straddle Period	59
Permitted Liens	65	Subsidiary	67
Person	66	Successor Stockholder	71
Plan	31	Survival Period Termination Date	49
Plans	31	Surviving Corporation	5
Post-Closing Returns	58	Surviving Corporation Articles	8
Pre-Closing Income Return	58	Surviving Corporation By-Laws	8
Pre-Closing Returns	58	Target Net Working Capital Amount	67
Pre-Closing Tax Period	59	Tax	67
Preliminary Statement	9	Tax Audit	59
Proposed Merger Consideration	10	Tax Returns	67
Purchaser	5	Theatre Level Cash Flow	67
Purchaser Limited Indemnity Items	52	Third Party Claim	53
Purchaser Parties	49	Total Enterprise Value	7
Purchaser's Representatives	41	Transaction Expenses	68
Real Property	66	Transfer Taxes	60
Release	66	Unresolved Items	10
Representative Account	9	US Bank	8
Representative Expenses	9	Warrantholder	20
Representative Holdback Amount	9	Working Capital Payment	7
Required Consents	42

ARTICLE XIII

MISCELLANEOUS
Stockholder Representative.
(a)    Designation. The Stockholder Representative is hereby designated by each of the Stockholders to serve as the Stockholder Representative of the Stockholders with respect to the matters expressly set forth in this Agreement to be performed by the Stockholder Representative.
(b)    Authority. By the approval of this Agreement pursuant to the DGCL, the Stockholders hereby irrevocably constitute and appoint the Stockholder Representative as the representative, agent, proxy, and attorney‑in‑fact for each of the Stockholders for all purposes authorized under this Agreement, including the full power and authority on the Stockholders' behalf (i) to consummate the transactions contemplated herein; (ii) to pay such Stockholder's expenses incurred in connection with the negotiation and performance of this Agreement (whether incurred on or after the date hereof), including by using funds from the Representative Holdback Amount; (iii) to disburse any funds received hereunder to such Stockholder and each other Stockholder; (iv) to endorse and deliver any certificates or instruments representing the Common Stock and execute such further instruments of assignment as the Purchaser and Merger Sub shall reasonably request; (v) to execute and deliver on behalf of such Stockholder any amendment or waiver hereto; (vi) (A) to dispute or refrain from disputing, on behalf of such Stockholder relative to any amounts to be received by such Stockholder under this Agreement or any agreements contemplated hereby, any claim made by the Purchaser under this Agreement or other agreements contemplated hereby, (B) to negotiate and compromise, on behalf of such Stockholder, any dispute that may arise under, and exercise or refrain from exercising any remedies available under, this Agreement or any other agreement contemplated hereby, and (C) to execute, on behalf of such Stockholder, any settlement agreement, release or other document with respect to such dispute or remedy; (vii) to engage attorneys, accountants, agents or consultants on behalf of the Stockholders in connection with this Agreement or any other agreement contemplated hereby and paying any fees related thereto; (viii) to take all other actions to be taken by or on behalf of such Stockholder in connection herewith; (ix) to retain the Representative Holdback Amount and pay amounts therefrom in accordance with this Agreement; and (x) to do each and every act and exercise any and all rights which such Stockholder or the Stockholders collectively are permitted or required to do or exercise under this Agreement). Each of the Stockholders agrees that such agency and proxy are coupled with an interest, are therefore irrevocable without the consent of the Stockholder Representative and shall survive the death, incapacity, bankruptcy, dissolution or liquidation of any Stockholder. If any Stockholder dies or becomes incapacitated, disabled or incompetent (such deceased, incapacitated, disabled or incompetent Stockholder being a "Former Stockholder") and, as a result, the agency and power of attorney conferred by this Section 13.01 is revoked by operation of law, it shall not be a breach by such Former Stockholder under this Agreement if the heirs, beneficiaries, estate, administrator, executor, guardian, conservator or other legal representative of such Former Stockholder (each a "Successor Stockholder") confirms the appointment of the Stockholder Representative as agent and attorney-in-fact for such Successor Stockholder. In addition, if the agency and power of attorney conferred by this Section 13.01 is revoked by operation of law and thereafter not reconfirmed by the Successor Stockholder prior to the Closing, such revocation shall not be deemed a breach by the Successor Stockholder of any of the provisions of this Agreement provided that the shares of Common Stock held by such Successor Stockholder are delivered for transfer to the Purchaser at the Closing as contemplated by Section 1.04, and further provided that such Successor Stockholder executes and delivers such other certificates, documents or instruments that would have been delivered on its behalf by the Stockholder Representative had such Successor Stockholder reconfirmed the agency and power of attorney conferred by this Section 13.01. All decisions and actions by the Stockholder Representative (to the extent authorized by this Agreement) shall be binding upon all of the Stockholders, and no Stockholder shall have the right to object, dissent, protest or otherwise contest the same.
(c)    Authority; Indemnification. Each Stockholder agrees that the Purchaser, Merger Sub and Surviving Corporation shall be fully protected in relying upon and shall be entitled to rely upon, and shall have no liability to the Stockholders with respect to any action taken by the Stockholder Representative, on behalf of such Stockholder, pursuant to Section 13.01(b) above (an "Authorized Action"), and that each Authorized Action shall be binding on each Stockholder as fully as if such Stockholder had taken such Authorized Action. The Purchaser and Merger Sub agree that the Stockholder Representative, as the Stockholder Representative, shall have no liability to the Purchaser and Merger Sub for any Authorized Action taken in good faith pursuant to this Agreement, except to the extent that such Authorized Action is found by a final order of a court of competent jurisdiction to have constituted fraud or willful misconduct. Each Stockholder (based on such Stockholder's Residual Percentage) hereby severally, for itself only and not jointly and severally, agrees to indemnify and hold harmless the Stockholder Representative against all fees, costs, expenses (including reasonable attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the Stockholder Representative in connection with any Action to which the Stockholder Representative is made a party by reason of the fact it is or was acting as the Stockholder Representative pursuant to the terms of this Agreement.
(d)    Exculpation. The Stockholder Representative shall not have by reason of this Agreement a fiduciary relationship in respect of any Stockholder, except in respect of amounts received on behalf of such Stockholder. The Stockholder Representative shall not be liable to any Stockholder for any action taken or omitted by it or any agent employed by it hereunder or under any other document entered into in connection herewith, except that the Stockholder Representative shall not be relieved of any liability imposed by law for willful misconduct. The Stockholder Representative shall not be liable to the Stockholders for any apportionment or distribution of payments made by the Stockholder Representative in good faith, and if any such apportionment or distribution is subsequently determined to have been made in error the sole recourse of any Stockholder to whom payment was due, but not made, shall be to recover from other Stockholders any payment in excess of the amount to which they are determined to have been entitled. The Stockholder Representative shall not be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement. Neither the Stockholder Representative nor any agent employed by it shall incur any liability to any Stockholder by virtue of the failure or refusal of the Stockholder Representative for any reason to consummate the transactions contemplated hereby or relating to the performance of its other duties hereunder, except for actions or omissions constituting fraud or bad faith.

(e)    Upon the Survival Period Termination Date, if there are no open claims to be resolved with respect to the merger consideration adjustments as set forth in Article II, and no outstanding claims to be resolved pursuant to Article IX, the Stockholder Representative will within five (5) business days of such date obtain reimbursement for any outstanding Representative Expenses for which it is due reimbursement under this Agreement and for which it has not been reimbursed prior to such time and distribute any remaining portion of the Representative Holdback Amount to the Stockholders on a pro rata basis according to each Stockholder's Residual Percentage, it being understood and agreed that such distribution(s) shall be the responsibility of the Stockholder Representative only and that neither the Purchaser nor the Surviving Corporation shall have any obligation to ensure that such distribution is, or distributions are, in fact made or made to the appropriate Persons or in the appropriate amounts.  If there are open claims that remain unresolved with respect to the purchase price adjustments as set forth in Article II or outstanding claims that remain unresolved pursuant to Article IX on the Survival Period Termination Date, the Stockholder Representative will within five (5) business days after the date of resolution of such claims obtain reimbursement for any outstanding Representative Expenses for which it is due reimbursement pursuant to this Agreement and for which it has not been reimbursed prior to such time and distribute any remaining portion of the Representative Holdback Amount to the Stockholders on a pro rata basis according to each Stockholder's Residual Percentage, it being understood and agreed that such distribution(s) shall be the responsibility of the Stockholder Representative only and that neither the Purchaser nor the Surviving Corporation shall have any obligation to ensure that such distribution is, or distributions are, in fact made or made to the appropriate Persons or in the appropriate amounts.  The Stockholder Representative may instruct the Purchaser or the Escrow Agent, as the case may be, when making any payments to the Stockholders, to direct to the Stockholder Representative sufficient funds from such payments to the Stockholders to increase the aggregate Representative Account.  Such payment to the Stockholder Representative shall be deducted from the funds otherwise being directed to the Stockholders, and allocated among the Stockholders on a pro rata basis according to each Stockholder's Residual Percentage, and shall be held in the Representative Account and shall be used only to pay Representative Expenses or to reimburse the Stockholder Representative for Representative Expenses paid by the Stockholder Representative in accordance with this Agreement.
Press Releases and Communications. No press release or public announcement related to this Agreement or the transactions contemplated herein, or prior to the Closing any other announcement or communication to the employees, customers or suppliers of the Company, shall be issued or made by any party hereto (or any Affiliate to a party hereto) without the joint approval of the Purchaser and the Stockholder Representative, unless (a) required by Law or by the rules and regulations, including listing standards, of the NYSE, in which case the other party shall be advised and the parties shall use reasonable efforts to cause a mutually agreeable release or announcement to be issued to the extent practicable, or (b) with respect to the Purchaser, for any customary disclosures for a public company, including pursuant to earnings calls and in communications with lenders, noteholders, stockholders, credit rating agencies and analysts, among others.
Expenses. Except as otherwise expressly provided herein, the Company, on the one hand, and the Purchaser and Merger Sub, on the other hand, shall pay all of their own expenses (including attorneys' and accountants' fees and expenses) in connection with the negotiation of this

Agreement, the performance of their obligations hereunder and the consummation of the transactions contemplated by this Agreement; provided that the Purchaser shall pay the Transaction Expenses and Change of Control Payments as provided in Section 3.02(h); and, provided, further, that the fees, costs and expenses of the Stockholders and the Company incurred in connection herewith and the transactions contemplated hereby shall be Transaction Expenses.
Knowledge Defined.  For purposes of this Agreement, "the Company's knowledge", "the Company acquires knowledge" and "knowledge of the Company" as used herein shall mean the actual knowledge or conscious awareness of Scott C. Wallace, Chuck Kirk and Clyde Cornell, in each case after reasonable inquiry of their respective direct reports at the Company's headquarters, and "the Purchaser's knowledge" as used herein shall mean the actual knowledge or conscious awareness of David Ownby and Peter Brandow, in each case after reasonable inquiry of the officers, directors and employees of the Purchaser.
Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered, (b) when transmitted via telecopy (or other facsimile device) to the number set out below if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), (c) the day following the day (except if not a Business Day then the next Business Day) on which the same has been delivered prepaid to a reputable national overnight air courier service or (d) the third Business Day following the day on which the same is sent by certified or registered mail, postage prepaid. Notices, demands and communications, in each case to the respective parties, shall be sent to the applicable address set forth below, unless another address has been previously specified in writing:
Notices to the Purchaser, Merger Sub and, after the Closing, the Surviving Corporation:
c/o Regal Entertainment Group
7132 Regal Lane
Knoxville, Tennessee 37918
Attn: Peter Brandow
Facsimile No.: (865) 922-6085

with copies to (which shall not constitute notice):
Hogan Lovells US, LLP
One Tabor Center, Suite 1500
1200 Seventeenth Street
Denver, Colorado 80202
Attn: Keith Trammell
Facsimile No.: (303) 899-7333

Notices to the WTH Holdings, L.L.C. and, prior to the Closing, the Company:

WTH Holdings, L.L.C.
c/o GTCR LLC
300 North LaSalle Street
Chicago, Illinois 60654
Attn: George Sperzel
Facsimile No.: (312) 382-2201

and

Kirkland & Ellis LLP
300 North LaSalle Street
Chicago, Illinois 60654
Attn: Stephen L. Ritchie, P.C.
Michael H. Weed, P.C.
Facsimile No.: (312) 862‑2200

Notices to the Stockholder Representative:

WTH Holdings, L.L.C.
c/o GTCR LLC
300 North LaSalle Street
Chicago, Illinois 60654
Attn: George Sperzel
Facsimile No.: (312) 382-2201

with copies to (which shall not constitute notice):

Kirkland & Ellis LLP
300 North LaSalle Street
Chicago, Illinois 60654
Attn: Stephen L. Ritchie, P.C.
Michael H. Weed, P.C.
Facsimile No.: (312) 862‑2200

Notices to Scott Wallace:
Scott Wallace
c/o Wallace Theaters Management Corporation
3375 Koapaka Street
Suite F238-6
Honolulu, Hawaii 96819
Attn: Scott Wallace
Facsimile No.: (808) 838-1205

or to such other address with respect to a party as such party notifies the other in writing as above provided.
Assignment. Neither this Agreement nor any of the Purchaser's or Merger Sub's rights or obligations hereunder may be assigned or delegated, in whole or in part, by such party without the prior written consent of: (a) with respect to any such assignment or delegation occurring on or prior to the Closing, the Company; and (b) with respect to any such assignment or delegation occurring after the Closing, the Stockholder Representative; provided, however, that the Purchaser or Merger Sub shall be permitted to assign or delegate any or all of its rights, interests and obligations hereunder to the Purchaser or to one or more direct or indirect wholly-owned Subsidiaries of the Purchaser, provided that the Purchaser shall remain secondarily liable hereunder in the event of any such assignment.  Neither this Agreement nor any of the Company's or the Stockholder Representative's rights or obligations hereunder may be assigned or delegated, in whole or in part, by the Company or the Stockholder Representative without the prior written consent of the Purchaser.  Any purported assignment or delegation in violation of the preceding sentences of this Section 13.06 will be null and void.  Subject to the preceding sentences of this Section 13.06, this Agreement will be binding upon the parties hereto and their respective successors and permitted assigns and shall inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.
Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.
References. The table of contents and the section and other headings and subheadings contained in this Agreement and the Exhibits hereto are solely for the purpose of reference, are not part of the agreement of the parties hereto, and shall not in any way affect the meaning or interpretation of this Agreement or any Exhibit hereto. All references to days or months shall be deemed references to calendar days or months. All references to "$" shall be deemed references to United States dollars. Unless the context otherwise requires, any reference to a "Section," "Exhibit," "Disclosure Schedule" or "Schedule" shall be deemed to refer to a section of this Agreement, exhibit to this Agreement or a schedule to this Agreement, as applicable. Capitalized terms used in the Disclosure Schedules and not otherwise defined therein have the meanings given to them in this Agreement. The words "hereof," "herein" and "hereunder" and words of similar import referring to this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. The word "including" or any variation thereof means "including, without limitation" and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it. Unless the context otherwise clearly indicates, each defined term used in this Agreement shall have a comparable meaning when used in its plural or singular form.
Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any Person. Any information set forth in any Schedule or incorporated in any Section of the Agreement shall be considered to have been set forth in each other Schedule only to the extent such cross disclosure is reasonably apparent from the disclosure made on such other Schedule. Nothing in this Agreement or the Schedules shall be deemed adequate to disclose an exception to a representation or warranty unless such disclosure on the Schedule identifies the exception with reasonable particularity. The specification of any dollar amount or the inclusion of any item in the representations and warranties contained in this Agreement or the Disclosure Schedules or Exhibits attached hereto is not intended to imply that the amounts, or higher or lower amounts, or the items so included, or other items, are or are not required to be disclosed (including whether such amounts or items are required to be disclosed as material or threatened) or are within or outside of the Ordinary Course of Business. The information contained in this Agreement and in the Disclosure Schedules and Exhibits hereto is disclosed solely for purposes of this Agreement, and no information contained herein or therein shall be deemed to be an admission by any party hereto to any third party of any matter whatsoever (including any violation of Law or breach of contract). For purposes of this Agreement, if the Company or a Person acting on its behalf posts a document to the online data room hosted on behalf of the Company and located at http://www.intralinks.com, such document shall be deemed to have been "delivered," "furnished" or "made available" (or any phrase of similar import) to the Purchaser by the Company.
Amendment and Waiver. Any provision of this Agreement or the Disclosure Schedules or Exhibits hereto may be amended or waived only in a writing signed by the Purchaser, Merger Sub, the Company and the Stockholder Representative. No waiver of any provision hereunder or any breach or default thereof shall extend to or affect in any way any other provision or prior or subsequent breach or default.
Complete Agreement. This Agreement and the documents referred to herein (including the Confidentiality Agreement) contain the complete agreement between the parties hereto and supersede any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way.
Third Party Beneficiaries. Except as otherwise expressly provided herein, nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement.
Waiver of Trial by Jury. EACH PARTY TO THIS AGREEMENT HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT OR THE ESCROW AGREEMENT OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. EACH PARTY TO THIS AGREEMENT HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Purchaser and Merger Sub Deliveries.  Each of the Purchaser and Merger Sub agrees and acknowledges that all documents or other items delivered or made available to the Purchaser's Representatives shall be deemed to be delivered or made available, as the case may be, to the Purchaser and Merger Sub for all purposes hereunder.
Delivery by Electronic Transmission.  This Agreement and any signed agreement entered into in connection herewith or contemplated hereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by .pdf, .tif, .gif, .jpeg or similar attachment to electronic mail, shall be treated in all manner and respects as an original contract and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such contract, each other party hereto or thereto shall re–execute original forms thereof and deliver them to all other parties. No party hereto or to any such contract shall raise the use of a facsimile machine or by .pdf, .tif, .gif, .jpeg or similar attachment to electronic mail to deliver a signature or the fact that any signature or contract was transmitted or communicated through the use of facsimile machine or by .pdf, .tif, .gif, .jpeg or similar attachment to electronic mail as a defense to the formation of a contract and each such party forever waives any such defense.
Counterparts. This Agreement may be executed in multiple counterparts, any one of which need not contain the signature of more than one party, but all such counterparts taken together shall constitute one and the same instrument.
Governing Law. All issues and questions concerning the construction, validity, interpretation and enforceability of this Agreement and the Exhibits and Schedules hereto shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.
Jurisdiction. Except as otherwise expressly provided in this Agreement, any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby may be brought in the United States District Court for the District of Delaware, the Delaware Court of Chancery of the State of Delaware or any other court of the State of Delaware, and each of the parties hereto hereby consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 13.05 shall be deemed effective service of process on such party.
No Recourse. Notwithstanding any provision of this Agreement or otherwise, the parties to this Agreement agree on their own behalf and on behalf of their respective Subsidiaries and Affiliates that no Non‑Recourse Party of a party to this Agreement shall have any liability relating to this Agreement or any of the transactions contemplated herein except to the extent agreed to in writing by such Non-Recourse Party.
Specific Performance. Each of the parties hereto acknowledges that the rights of each party to consummate the transactions contemplated hereby are unique and recognizes and affirms that in the event of a breach of this Agreement by any party, money damages may be inadequate and the non‑breaching party may have no adequate remedy at law. Accordingly, the parties agree that such non‑breaching party shall be entitled to seek, in addition to any other rights and remedies existing in their favor at law or in equity, to enforce their rights and the other party's obligations hereunder not only by an action or actions for damages but also by an action or actions for specific performance, injunctive and/or other equitable relief (without posting of bond or other security).
* * * *

IN WITNESS WHEREOF, the parties hereto have executed this Agreement and Plan of Merger on the date first above written.

Company:	WALLACE THEATER HOLDINGS, INC.
By: /s/ SCOTT C. WALLACE
Name: Scott C. Wallace Title: President

Purchaser:	REGAL ENTERTAINMENT GROUP
By: /s/ AMY MILES
Name: Amy Miles Title: Chief Executive Officer

Merger Sub:	RGCS MERGER SUB, INC.
By: /s/ DAVID H. OWNBY
Name: David H. Ownby Title: Vice President and Treasurer

Stockholder Representative:	WTH Holdings, L.L.C.

By: /s/ SCOTT C. WALLACE
Name: Scott C. Wallace Title:

Signature Page to Agreement and Plan of Merger

Exhibit C
Calculation of Net Working Capital as of December 31, 2012

Current assets are the sum of the following:
1) Accounts receivable	$2,546,156
2) Prepaid rent	343,171
3) Inventories	723,586
4) Prepaid and other current assets	423,784

Total current assets	$4,036,697

Current liabilities are the sum of the following:
1) Accounts payable	$4,315,148
2) Accrued film rental	4,618,706
3) Deferred revenue	2,082,730
4) Accrued incentive compensation	1,469,925
5) Accrued property taxes	2,696,786
6) Other current liabilities	2,815,993

Total current liabilities	$17,999,288

Net working capital	$(13,962,591)